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                      AGREEMENT AND PLAN OF REORGANIZATION


                                      AMONG


                            BPC HOLDING CORPORATION,

                                  PESCOR INC.,

                             PESCOR PLASTICS, INC.,

                                       AND

                    THE SHAREHOLDERS OF PESCOR PLASTICS, INC.



                                  MAY 14, 2001

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                                                                                                              PAGE

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ARTICLE I DEFINITIONS.............................................................................................1


ARTICLE II GENERAL................................................................................................2

   2.1    THE MERGER..............................................................................................2
   2.2    EFFECTIVE TIME OF THE MERGER............................................................................2
   2.3    EFFECT OF THE MERGER....................................................................................2
   2.4    CHARTER, BY-LAWS, OFFICERS AND DIRECTORS OF SURVIVING CORPORATION.......................................2
   2.5    TAKING OF NECESSARY ACTION; FURTHER ASSURANCES..........................................................3
   2.6    AUTHORIZATION OF THE MERGER, THIS AGREEMENT AND THE CERTIFICATE OF MERGER...............................3
   2.7    CLOSING.................................................................................................3
   2.8    CLOSING DELIVERIES......................................................................................3

ARTICLE III PAYMENT OF PURCHASE PRICE; EFFECT OF MERGER ON CAPITAL STOCK OF CONSTITUENT CORPORATIONS..............5

   3.1    EFFECT ON CAPITAL STOCK.................................................................................5
   3.2    DELIVERY OF FUNDS; SURRENDER OF CERTIFICATES............................................................8
   3.3    PAYMENT OF FUNDED INDEBTEDNESS AND CAPITAL LEASES.......................................................9
   3.4    NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK.....................................................9

ARTICLE IV PURCHASE PRICE ADJUSTMENTS.............................................................................9

   4.1    WORKING CAPITAL ADJUSTMENT..............................................................................9
   4.2    CAPX ADJUSTMENT........................................................................................11
   4.3    EARNOUT................................................................................................12
   4.4    ADDITIONAL PROVISIONS FOR ADJUSTMENTS..................................................................13

ARTICLE V REPRESENTATIONS AND WARRANTIES OF  THE SHAREHOLDERS....................................................14

   5.1    TITLE TO THE MERGER SHARES.............................................................................14
   5.2    AUTHORITY; NONCONTRAVENTION; CONSENTS..................................................................14
   1.3    INVESTMENT BY THE SHAREHOLDERS.........................................................................15

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF  THE SHAREHOLDERS AND THE COMPANY...................................17

   6.1    ORGANIZATION; GOOD STANDING; QUALIFICATION AND POWER...................................................17
   6.2    EQUITY INVESTMENTS.....................................................................................17
   6.3    CAPITAL STOCK..........................................................................................17
   6.4    AUTHORITY; NONCONTRAVENTION; CONSENTS..................................................................17
   6.5    FINANCIAL STATEMENTS; FUNDED INDEBTEDNESS..............................................................18
   6.6    ABSENCE OF UNDISCLOSED LIABILITIES.....................................................................19
   6.7    ABSENCE OF CHANGES.....................................................................................19
   6.8    TAX MATTERS............................................................................................20
   6.9    TITLE TO ASSETS, PROPERTIES AND RIGHTS AND RELATED MATTERS.............................................21
   6.10   REAL PROPERTY-OWNED OR LEASED..........................................................................22
   6.11   INTELLECTUAL PROPERTY..................................................................................23
   6.12   AGREEMENTS, NO DEFAULTS, ETC...........................................................................23
   6.13   LITIGATION, ETC........................................................................................25
   6.14   COMPLIANCE; GOVERNMENTAL AUTHORIZATIONS................................................................25
   6.15   LABOR RELATIONS; EMPLOYEES.............................................................................25
   6.16   ERISA COMPLIANCE.......................................................................................26
   6.17   ENVIRONMENTAL MATTERS..................................................................................28
   6.18   BROKERS................................................................................................29


                                       (i)
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   6.19   RELATED TRANSACTIONS...................................................................................30
   6.20   ACCOUNTS AND NOTES RECEIVABLE..........................................................................30
   6.21   ACCOUNTS AND NOTES PAYABLE.............................................................................30
   6.22   INVENTORIES............................................................................................30
   6.23   SUPPLIERS AND VENDORS..................................................................................31
   6.24   CUSTOMERS..............................................................................................31
   6.25   INSURANCE..............................................................................................31
   6.26   BOOKS AND RECORDS......................................................................................32
   6.27   DISCLOSURE.............................................................................................32

ARTICLE VII REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND ACQUISITION SUB..................................32

   7.1    ORGANIZATION; GOOD STANDING; QUALIFICATION AND POWER...................................................32
   7.2    AUTHORITY; NONCONTRAVENTION; CONSENTS..................................................................33
   7.3    CAPITAL STOCK..........................................................................................34
   7.4    SEC DOCUMENTS..........................................................................................34
   7.5    ABSENCE OF CHANGES.....................................................................................34
   7.6    BROKERS................................................................................................35

ARTICLE VIII CONDUCT AND TRANSACTIONS PRIOR TO THE CLOSING;  ADDITIONAL PRE-CLOSING AGREEMENTS...................35

   8.1    AFFIRMATIVE COVENANTS OF THE COMPANY...................................................................35
   8.2    NEGATIVE COVENANTS OF THE COMPANY......................................................................36
   8.3    CONFIDENTIALITY........................................................................................37
   8.4    CONSENTS...............................................................................................37
   8.5    EFFORTS TO CONSUMMATE..................................................................................37
   8.6    NOTICE OF PROSPECTIVE BREACH...........................................................................38
   8.7    PUBLIC ANNOUNCEMENTS...................................................................................38
   8.8    NEGOTIATION WITH OTHERS; DISPOSITION AND VOTING OF SECURITIES..........................................38
   8.9    RELEASE................................................................................................39
   8.10   RELATIONSHIPS WITH VENDORS AND CUSTOMERS...............................................................40

ARTICLE IX CONDITIONS............................................................................................40

   9.1    CONDITIONS TO EACH PARTY'S OBLIGATIONS.................................................................40
   9.2    CONDITIONS TO OBLIGATIONS OF THE PURCHASER AND ACQUISITION SUB.........................................40
   9.3    CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS..........................................42

ARTICLE X INDEMNIFICATION........................................................................................43

   10.1   INDEMNIFICATION GENERALLY; ETC.........................................................................43
   10.2   LIMITATIONS ON INDEMNIFICATION.........................................................................45
   10.3   ASSERTION OF CLAIMS; PAYMENT OF CLAIMS; RIGHT OF SETOFF................................................46
   10.4   NOTICE AND DEFENSE OF THIRD PARTY CLAIMS...............................................................47
   10.5   SURVIVAL OF REPRESENTATIONS AND WARRANTIES.............................................................48
   10.6   NO THIRD PARTY RELIANCE................................................................................48
   10.7   ADJUSTMENTS TO PURCHASER PREFERRED STOCK...............................................................49
   10.8   CLOSING CONSIDERATION ADJUSTMENT.......................................................................50

ARTICLE XI ADDITIONAL AGREEMENTS.................................................................................50

   11.1   EXPENSES...............................................................................................50
   11.2   NONCOMPETITION; NON-SOLICITATION.......................................................................51
   11.3   USE OF NAME............................................................................................52
   11.4   RELATIONSHIPS WITH VENDORS AND CUSTOMERS...............................................................52
   11.5   TERMINATION OF AFFILIATE TRANSACTIONS..................................................................53
   11.6   7-ELEVEN CONSENT.......................................................................................53
   11.7   CERTAIN TAX MATTERS....................................................................................53

                                       (ii)
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ARTICLE XII TERMINATION; EFFECT OF TERMINATION...................................................................54

   12.1   TERMINATION............................................................................................54
   12.2   EFFECT OF TERMINATION..................................................................................55

ARTICLE XIII MISCELLANEOUS PROVISIONS............................................................................55

   13.1   MODIFICATION AND AMENDMENT.............................................................................55
   13.2   EXTENSION; WAIVER......................................................................................55
   13.3   ENTIRE AGREEMENT.......................................................................................56
   13.4   SEVERABILITY...........................................................................................56
   13.5   NO THIRD-PARTY BENEFICIARIES; SUCCESSORS AND ASSIGNS...................................................56
   13.6   NOTICES................................................................................................56
   13.7   COUNTERPARTS AND FACSIMILE EXECUTION...................................................................58
   13.8   GOVERNING LAW..........................................................................................58
   13.9   INCORPORATION OF EXHIBITS AND SCHEDULES................................................................58
   13.10     CONSTRUCTION........................................................................................58
   13.11     REMEDIES............................................................................................58
   13.12     WAIVER OF JURY TRIAL................................................................................59
   13.13     INDEPENDENCE OF COVENANTS AND REPRESENTATIONS AND WARRANTIES........................................59
   13.14     INTERPRETATION......................................................................................59
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                                      (iii)
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                        AGREEMENT AND PLAN OF
                        REORGANIZATION (this "AGREEMENT") dated as
                        of May 14, 2001, among BPC
                        HOLDING CORPORATION, a Delaware corporation (the
                        "PURCHASER"), PESCOR, INC., a Delaware
                        corporation and wholly-owned subsidiary of the
                        Purchaser (the "ACQUISITION SUB"), PESCOR
                        PLASTICS, INC., a Texas corporation (the
                        "COMPANY"), and the shareholders of the Company
                        named on SCHEDULE I attached hereto (collectively,
                        the "SHAREHOLDERS").

                  The Company is engaged in the business of manufacturing, marketing and selling plastic cups, drink vessels, mugs, and plastic promotional items (the "SUBJECT BUSINESS"). The respective Boards of Directors of each of Acquisition Sub and the Company have duly approved and adopted this Agreement, the Certificate of Merger to be filed with the Delaware Secretary of State in substantially the form of EXHIBIT A attached hereto (the "DELAWARE CERTIFICATE OF MERGER"), the Articles of Merger to be filed with the Texas Secretary of State (the "Texas Articles of Merger," and together with the Delaware Certificate of Merger, the "CERTIFICATES OF MERGER") and the proposed merger (the "MERGER") of the Company with and into Acquisition Sub in accordance with, and subject to, the terms and conditions of this Agreement, the Certificate of Merger, the Delaware General Corporation Law (the "DELAWARE STATUTE") and the Texas Business Corporation Act (the "Texas Statute") whereby, among other things, each issued and outstanding share of common stock, $10.00 par value (the "COMPANY COMMON Stock"), of the Company not owned of record by the Company or any of its subsidiaries will be converted into the right to receive cash and certain securities of the Purchaser in the manner set forth in Article 2 of this Agreement and the Certificates of Merger. Capitalized terms used but not defined herein have the meanings set forth in ANNEX I hereto.

                  NOW, THEREFORE, in consideration of the premises and the mutual benefits to be derived from this Agreement and the Certificates of Merger and the representations, warranties, covenants, agreements and conditions contained herein and in the Certificates of Merger, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

                  Capitalized terms used but not defined herein have the meanings set forth in ANNEX I hereto.

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                                   ARTICLE II

                                     GENERAL

2.1      THE MERGER.

         In accordance with, and subject to, the provisions of this Agreement, the Certificates of Merger, the Delaware Statute and the Texas Statute, the Company shall be merged with and into Acquisition Sub, which, at and after the Effective Time, shall be and is hereinafter sometimes referred to as the "SURVIVING CORPORATION." Acquisition Sub and the Company are hereinafter sometimes collectively referred to as the "CONSTITUENT CORPORATIONS."

2.2      EFFECTIVE TIME OF THE MERGER.

         The Merger shall become effective upon the filing by Acquisition Sub of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware and the Texas Articles of Merger with the Secretary of State of the State of Texas. The Certificates of Merger shall be executed and delivered in the manner provided under the Delaware Statute and the Texas Statute. The date and time when the Merger shall become effective is referred to herein as the "EFFECTIVE TIME."

2.3      EFFECT OF THE MERGER.

         Except as specifically set forth herein or in the Certificate of Merger, at the Effective Time, the identity, existence, corporate organization, purposes, powers, objects, franchises, privileges, rights, immunities, restrictions, debts, liabilities and duties (collectively, the "CORPORATE RIGHTS") of Acquisition Sub shall continue in effect and be unimpaired by the Merger, and the Corporate Rights of the Company shall be merged with and into Acquisition Sub, which shall, as the Surviving Corporation, be fully vested therewith. At the Effective Time, the separate existence and corporate organization of the Company shall cease, and the Company shall be merged with and into the Surviving Corporation.

2.4      CHARTER, BY-LAWS, OFFICERS AND DIRECTORS OF SURVIVING CORPORATION.

         From and after the Effective Time, (a) the certificate of incorporation of Acquisition Sub shall be the certificate of incorporation of the Surviving Corporation until altered, amended or repealed as provided in the Delaware Statute and such certificate of incorporation, (b) the By-laws of Acquisition Sub shall become the By-laws of the Surviving Corporation, unless and until altered, amended or repealed as provided in the Delaware Statute, the Surviving Corporation's certificate of incorporation or such By-laws; and (c) the officers and directors of Acquisition Sub shall become the officers and directors of the Surviving Corporation, respectively, unless and until removed or until their respective terms of office shall have expired in accordance with the Delaware Statute or the Surviving Corporation's certificate of incorporation or By-laws, as applicable.

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2.5      TAKING OF NECESSARY ACTION; FURTHER ASSURANCES.

         Prior to the Effective Time, and subject to the terms and conditions contained in this Agreement, the parties hereto shall take or cause to be taken all such actions as may be necessary or appropriate in order to effectuate, as expeditiously as reasonably practicable, the Merger.

2.6      AUTHORIZATION OF THE MERGER, THIS AGREEMENT AND THE CERTIFICATE OF
         MERGER.

              (a) Simultaneously with the execution and delivery of this Agreement, the Shareholders, being the holders of all of the issued and outstanding Company Common Stock, shall execute a written consent in lieu of a meeting, and the Purchaser, as the sole shareholder of Acquisition Sub, shall execute a written consent in lieu of a meeting, each of which written consents shall include resolutions approving and adopting the Merger, this Agreement, the Certificates of Merger and consummation of the transactions contemplated hereby, in each case as required by the Delaware Statute and the Texas Statute.

              (b) The Company shall take, as promptly as practicable, all such other actions as may be necessary or advisable under the Delaware Statute and the Texas Statute and any other applicable law or regulation in connection with this Agreement, the Merger or the Certificates of Merger. The Company shall prepare and distribute any written notice or other materials relating to the shareholder action contemplated by SECTION 2.6(a) required to be delivered pursuant to the Company's Fundamental Documents, the Delaware Statute, the Texas Statute or any other Federal or state law applicable to this Agreement, the Merger, the Certificates of Merger or such shareholder action (collectively, the "SHAREHOLDER MATERIALS"); PROVIDED, HOWEVER, that the Purchaser, Acquisition Sub and its counsel shall have a reasonable opportunity to review all Shareholder Materials and all Shareholder Materials shall be reasonably satisfactory in form and substance to the Purchaser, Acquisition Sub and their counsel.

2.7      CLOSING.

         The closing (the "CLOSING") of the consummation of the transactions contemplated by this Agreement, unless another date or place is agreed to by the parties, shall take place at the offices of O'Sullivan Graev & Karabell, LLP, 30 Rockefeller Plaza, New York, New York 10112, as soon as practicable, but no more than five Business Days after the satisfaction or waiver (to the extent the same may be waived) of the conditions set forth in ARTICLE IX (such date on which the Closing is consummated being referred to herein as the "CLOSING DATE").

2.8      CLOSING DELIVERIES.

              (a) At the Closing, the Company and the Shareholders, as applicable, shall deliver, or cause to be delivered, the following to the Purchaser and Acquisition Sub:

                  (i) counterparts of the Certificates of Merger, duly executed by the Company;

                  (ii) counterparts of the Stub Period Exchange Agreement, duly executed by each of the Shareholders;

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                  (iii) the Joinder Agreement, duly executed by each of the
         Shareholders;

                  (iv) counterparts of the Employment Agreements, duly executed by each of Timothy Kilpatrick and Kevin Kilpatrick and the Company;

                  (v) counterparts of the Invention Assignment Agreement, duly executed by each of Timothy Kilpatrick and Kevin Kilpatrick;

                  (vi) counterparts of the Lease Amendment, duly executed by KVL and the Company;

                  (vii) a copy of the Shareholders Materials, certified as being such by an executive officer of the Company;

                  (viii) legal opinion required under SECTION 9.2(d);

                  (ix) certified copies of the resolutions of the Company's Board of Directors and the Shareholders, approving the Merger, this Agreement, the Related Documents and all other agreements and documents contemplated hereby and the consummation of the transactions contemplated hereby;

                  (x) an officer's certificate (A) attaching and certifying the Company's Fundamental Documents as complete and current as of the Closing Date and (B) certifying the incumbency of each officer executing this Agreement, the Related Documents or any other agreement or instrument contemplated hereby;

                  (xi) certificates of the Secretaries of State (or other applicable office) in which the Company is organized and qualified to do business, if applicable, dated as of the Closing Date (or as close thereto as reasonably practicable), certifying as to the good standing and non-delinquent status of such entity;

                  (xii) an officer's certificate as required under SECTION 9.2(a) and SECTION 9.2(b);

                  (xiii) a certificate of the Company, dated as of the Closing Date, certifying that neither the Company nor any Subsidiary is, and has not in the last five years been, a U.S. real property holding corporation within the meaning of Code Section 897(c)(2);

                  (xiv) corporate minute books and stock register/transfer ledgers of the Company; and

                  (xv) a receipt, duly executed by each of the Shareholders.

              (b) At the Closing, the Purchaser and Acquisition Sub shall deliver the following to the Shareholders:

                  (i) counterparts of the Certificates of Merger, duly executed by Acquisition Sub;

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                  (ii) the Closing Cash Consideration and Closing Stock
         Consideration, payable in accordance with SECTION 3.2;

                  (iii) a copy of the Certificate of Designation, Preferences and Rights of the Purchaser Preferred Stock, substantially in the form attached hereto as EXHIBIT B (the "CERTIFICATE OF DESIGNATION");

                  (iv) legal opinion required under SCHEDULE 9.3(d);

                  (v) certified copies of the resolutions of the board of directors of each of the Purchaser and Acquisition Sub authorizing and approving the Merger, this Agreement, the Related Documents to which such Person is a party and all other agreements and instruments contemplated hereby to be entered into by such Person and the consummation of the transactions contemplated hereby;

                  (vi) counterparts of the Related Documents to which the Purchaser is a party, duly executed by such Person;

                  (vii) an officer's certificate of each of the Purchaser and Acquisition Sub certifying such Person's Fundamental Documents and the incumbency of each officer of such Person executing this Agreement, the Related Documents or any other agreement or instrument contemplated hereby;

                  (viii) certificates of the Secretary of State of Delaware dated as of the Closing Date (or as close thereto as reasonably practicable) certifying as to the good standing and non-delinquent status of the Purchaser and Acquisition Sub; and

                  (ix) an officer's certificate as required under SCHEDULE 9.3(a) and SCHEDULE 9.3(b).

                                  ARTICLE III

                           PAYMENT OF PURCHASE PRICE;
                        EFFECT OF MERGER ON CAPITAL STOCK
                           OF CONSTITUENT CORPORATIONS

3.1      EFFECT ON CAPITAL STOCK.

              (a) As used herein, the terms set forth below shall have the respective meanings allocated below.

                  "ADDITIONAL CONSIDERATION" means the sum of (i) the Underpayment Amount, if any, payable to the holders of Merger Shares pursuant to
Section 4.1(c)(i) hereof, (ii) the CapX Excess Amount, if any, payable to the holders of Merger Shares pursuant to Section 4.2(b)(i) and (iii) the Earnout Amount, if any, payable to the holders of Merger Shares under Section 4.3(b).

                  "CAPITAL LEASE OBLIGATIONS" means the obligations of the Company, on a consolidated basis, to pay rent or other amounts under any lease of (or other arrangement

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covering the right to use) real or personal property, which obligations are required to be classified and accounted for as capital leases on a consolidated balance sheet of the Company, as of such date computed in accordance with GAAP.

                  "CHANGE OF CONTROL AMOUNT" means the aggregate amount of all payments required to be made by the Company to any current or former employee, whether pursuant to an employment agreement, employee or executive incentive or bonus arrangements, or otherwise, as a result of the transactions contemplated by this Agreement, and which have not been paid prior to the Closing Date.

                  "CLOSING CASH CONSIDERATION" means the net amount of $12.0 million MINUS the amount of Shareholders' Expenses, MINUS the aggregate amount of Funded Indebtedness, MINUS the aggregate amount of Capital Lease Obligations, MINUS the Change of Control Amount, MINUS the amount of Third Party Payments, PLUS an amount equal to the KVL Receivable; PROVIDED, HOWEVER, that if the Closing Cash Consideration exceeds $3.5 million, the actual payment of Closing Cash Consideration shall be limited to $3.5 million in cash and the amount of such excess shall be paid by increasing the Liquidation Preference pursuant to
Section 10.7.

                  "CLOSING CONSIDERATION" means, collectively, the Closing Cash Consideration and the Closing Stock Consideration.

                  "CLOSING STOCK CONSIDERATION" means the shares of Purchaser Preferred Stock.

                  "FUNDED INDEBTEDNESS" means the aggregate amount (including the current portions thereof), without duplication, of all (i) indebtedness for money borrowed from others including long-term bank financing (including, without limitation, lines of credit), and purchase money indebtedness (other than accounts payable in the ordinary course), (ii) indebtedness of the type described in clause (i) above guaranteed in any manner by the Company, or in effect guaranteed, directly or indirectly, in any manner by the Company through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or pay for services if not performed, primarily or exclusively, for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of the indebtedness against loss (any such arrangement being hereinafter referred to as a "GUARANTY"), but excluding endorsements of checks and other instruments in the ordinary course and any Guaranty by the Company of indebtedness of the type described in clause
(i) above of the Company, (iii) indebtedness of the type described in clause (i) above secured by any Encumbrance upon property owned by the Company, even though the Company has not in any manner become liable for the payment of such indebtedness, and (iv) interest expense accrued but unpaid, and all prepayment premiums on, or relating to, any of such indebtedness. Notwithstanding the foregoing, Funded Indebtedness shall not include accounts and notes payable set forth in SCHEDULE 6.21 or any deferred Taxes of the Company.

                  "KVL RECEIVABLE" means the amount receivable under that certain promissory note payable by KVL to the Company in the principal amount of $1,025,000.

                  "MAXIMUM CONSIDERATION" means an amount equal to the sum of
(i) the Closing Consideration plus (ii) the Additional Consideration, if any.

                  "MERGER SHARES" means the shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time that are NOT owned directly or indirectly by the Company or any of its subsidiaries (whether as treasury stock or otherwise).

                  "PER SHARE ADDITIONAL AMOUNT" means an amount equal to the quotient obtained by dividing (A) the Additional Consideration by (B) the Share Number, rounded to the nearest $.0001.

                  "PER SHARE CLOSING AMOUNT" means an amount equal to the quotient obtained by dividing (A) the Closing Cash Consideration by (B) the Share Number, rounded to the nearest $.0001.

                  "PER SHARE PURCHASER STOCK NUMBER" means that number of shares of Purchaser Preferred Stock equal to the quotient obtained by dividing the Closing Stock Consideration by the Share Number, rounded to the nearest .0001.

                  "PROPORTIONATE PERCENTAGE" means, as to each Shareholder, the percentage figure that expresses the ratio between (i) the number of Merger Shares owned by such Shareholder immediately prior to the Effective Time, and
(ii) the Share Number. The Proportionate Percentage of each Shareholder is as follows: Timothy Kilpatrick - 3.11487%; Kevin Kilpatrick - 0.03474%; KVL - 49.75683%; KSR Family, Ltd. - 25.09264%; and KMK Family, Ltd. - 22.00093%.

                  "PURCHASER PREFERRED STOCK" means (i) 3,063 shares of Series C-1 Preferred Stock, $.01 par value per share, (ii) 1,910 shares of Series C-2 Preferred Stock, $.01 par value per share, (iii) 2,135 shares of Series C-3 Preferred Stock, $.01 par value per share, (iv) 3,033 shares of Series C-4 Preferred Stock, $.01 par value per share, and (v) 3,027 shares of Series C-5 Preferred Stock, $.01 par value per share, in each case, of Purchaser.

                  "SHARE NUMBER" means the aggregate number of Merger Shares.

                  "SHAREHOLDERS' EXPENSES" means all fees and expenses that are unpaid as of the Effective Time that are incurred by the Company and (to the extent reimbursable by the Company) any Shareholder in connection with the preparation for, and consummation of, the transactions contemplated hereby and by the other agreements referred to herein; the amount of such Shareholders' Expenses as of the date hereof being set forth in SCHEDULE 3.1 of the Disclosure Schedule (it being understood that such Schedule will be updated, as necessary, on the Closing Date).

                  "THIRD PARTY PAYMENTS" means the aggregate amount of all payments required to be made by the Company to third parties as a direct result of the consummation of the transactions proposed hereby.

              (b) Anything contained in this Agreement or the Certificates of Merger to the contrary notwithstanding, the entire consideration payable in the Merger with respect to all Merger Shares shall not exceed the Maximum Consideration.

              (c) The manner and basis of converting, exchanging or canceling the shares of capital stock of each of the Constituent Corporations into or for cash and/or securities of the Surviving Corporation (or the contingent right to receive cash or such securities) shall be as follows:

                  (i) each share of common stock, $.01 par value, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $.01 par value, of the Surviving Corporation;

                  (ii) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and owned directly or indirectly by the Company or any of its subsidiaries (whether as treasury stock or otherwise) shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and no consideration shall be delivered in exchange therefor;

                  (iii) each Merger Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and be converted into the right for such holder to receive,
         (A) at the Effective Time, an amount equal to the Per Share Closing Amount, PLUS (B) subject to the terms of SECTIONS 4.1, 4.2 and 4.3, the Per Share Additional Amount, if any, PLUS (C) a number of shares of Purchaser Preferred Stock equal to the Per Share Purchaser Stock Number; PROVIDED, HOWEVER, that in no event shall the aggregate consideration for the Merger Shares exceed the Maximum Consideration; and

                  (iv) each authorized but unissued share of Company Common Stock immediately prior to the Effective Time shall be canceled.

3.2      DELIVERY OF FUNDS; SURRENDER OF CERTIFICATES.

         At the Effective Time, upon surrender by each Shareholder to the Surviving Corporation of the certificate(s) which, immediately prior to the Effective Time, represented Merger Shares, such Shareholder shall, from and after the Effective Time in accordance with the provisions hereof, be entitled to receive in exchange therefor the cash and/or securities which such Shareholder is entitled to receive pursuant to SECTION 3.1(c) above. The cash portion of the Per Share Closing Amount payable pursuant to the preceding sentence shall be paid on the Closing Date by the Surviving Corporation or its designee by wire transfer to an account designated by such Shareholder to Acquisition Sub not later than three Business Days prior to the Closing Date. The certificates representing the aggregate Per Share Purchaser Stock Number deliverable to Shareholders shall be delivered on the Closing Date by the Surviving Corporation or its designee. No interest will be paid or will accrue on the cash portion of the Per Share Closing Amount payable upon the surrender of any certificates representing Merger Shares. Until surrendered as contemplated by this SECTION 3.2 and the Certificates of Merger, each certificate representing Merger Shares shall be deemed, at and after the Effective Time, to represent only the right to receive upon such surrender cash and/or securities as contemplated by this SECTION 3.2, the Certificates of Merger and the Delaware Statute.

3.3      PAYMENT OF FUNDED INDEBTEDNESS AND CAPITAL LEASES.

              (a) On the Closing Date, the Purchaser shall cause the lenders who will be providing the financing for the transactions contemplated hereby to deliver, on behalf of the Company, to the holders of Funded Indebtedness and Capital Lease Obligations (subject to SECTION 3.3(b)) an amount sufficient to repay all Funded Indebtedness and Capital Lease Obligations outstanding as of the Closing Date, with the result that immediately following the Closing there will be no further monetary obligations of the Company with respect to any Funded Indebtedness or Capital Lease Obligations outstanding immediately prior to the Closing. On the Closing Date, the Company will provide the Purchaser and such lenders with customary pay-off letters from all holders of Funded Indebtedness and Capital Lease Obligations in form and substance satisfactory to the Purchaser, and make arrangements satisfactory to the Purchaser for such holders to provide to the Purchaser recordable form mortgage and lien releases, canceled notes, trademark and patent assignments and other documents requested by the Purchaser simultaneously with or promptly following the Closing.
`
              (b) In the event that the Purchaser and the Company mutually agree to not pay off one or more Capital Lease Obligations at the Closing, then such Capital Lease Obligation(s) shall not be paid off, and the aggregate amount required to pay off such Capital Lease Obligation(s) as of the Closing Date shall be used to decrease the purchase price and determine the Closing Consideration pursuant to the provisions of SECTION 3.1.

3.4      NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK.

         The Maximum Consideration paid in respect of the surrender of certificates representing shares of Company Common Stock in accordance with the provisions of this SECTION 3.4 and the Certificates of Merger shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. At and after the Effective Time, the stock transfer books of the Surviving Corporation shall be closed with respect to the capital stock of the Company, and there shall be no further registration of transfers of the capital stock of the Company thereafter on the records of the Surviving Corporation. If, after the Effective Time, certificates representing shares of Company Common Stock are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III and the Certificates of Merger.

                                   ARTICLE IV

                           PURCHASE PRICE ADJUSTMENTS

4.1      WORKING CAPITAL ADJUSTMENT.

              (a) PREPARATION OF WORKING CAPITAL STATEMENT. As promptly as practicable following the Closing Date, the Purchaser shall prepare a statement (the "FINAL NET WORKING CAPITAL STATEMENT") setting forth the computation of the Final Net Working Capital as of the close of business on the Closing Date (or such other date mutually agreed upon by the parties), which statement shall be prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied with the Financial Statements and the methods used in calculating the Net Working Capital Target (it being understood, however, that in the event of any conflict, GAAP shall control). For purposes of preparing the Final Net Working Capital Statement, "FINAL NET WORKING CAPITAL" shall mean the total consolidated current assets of the Company MINUS the total consolidated current liabilities of the Company (including in current assets accounts receivable, unbilled receivables, inventory and prepaid expenses, and excluding from current assets all cash and cash equivalents, all amounts loaned to the Shareholders, all split-dollar insurance policies and any assets the benefit of which will not be realized by the Company post-closing, and including in current liabilities accounts payable and accrued expenses (including any potential post-closing cash costs for restructuring or taxes, $7,500 for remediation and abatement of regulated asbestos containing material in the Company's facilities, and the amount required (not to exceed $8,000) to construct the resin spillage containment system in a manner required by law and to obtain the requisite permit, if any), and excluding from current liabilities non-cash reserves for restructuring and purchase accounting and the current portions of Funded Indebtedness and Capital Lease Obligations).

              (b) REVIEW BY THE SHAREHOLDERS.

                  (i) Upon completion of the Final Net Working Capital Statement, the Purchaser shall promptly deliver the same to the Shareholders with a notice (the "NOTICE OF ADJUSTMENT") of the Purchaser setting forth its proposed adjustment, if any, of the Closing Consideration as contemplated hereby. During the preparation of and after the completion of the Final Net Working Capital Statement until the Final Determination Date, the Purchaser shall provide the Shareholders and its advisors with timely access to the work papers, trial balances and similar materials used in connection with the preparation of the Final Net Working Capital Statement.

                  (ii) Following receipt of the Notice of Adjustment, the Shareholders will be afforded a period of 15 Business Days (the "15-DAY PERIOD") to review the Notice of Adjustment. At or before the end of the 15-Day Period, the Shareholders will either (A) accept the Final Net Working Capital (as set forth in the Notice of Adjustment) in its entirety, in which case the Final Net Working Capital will be as set forth in the Notice of Adjustment or (B) deliver to the Purchaser a written notice (the "OBJECTION NOTICE") containing a detailed written explanation of those items in the Final Net Working Capital Statement (as set forth in the Notice of Adjustment) which the Shareholders dispute, in which case the items identified by the Shareholders shall be deemed to be in dispute. The failure by the Shareholders to deliver the Objection Notice within the 15-Day Period shall constitute the Shareholders' acceptance of the Final Net Working Capital as set forth in the Notice of Adjustment. If the Shareholders deliver the Objection Notice in a timely manner, then, within a further period of 20 Business Days from the end of the 15-Day Period the parties and, if desired, their accountants will attempt to resolve in good faith any disputed items and reach a written agreement (the "SETTLEMENT AGREEMENT") with respect thereto. Failing such resolution, the unresolved disputed items will be referred for final binding resolution to Deloitte & Touche (the "ARBITRATING ACCOUNTANTS"), the fees and expenses of which shall be borne equally by the Shareholders, on the one hand, and the Company, on the other hand. If issues in dispute are submitted to the Arbitrating

         Accountants for resolution, each party will furnish to the Arbitrating Accountants such work papers, documents and information relating to the disputed issues as the Arbitrating Accountants may request and are available to that party or its independent accountants and will be afforded the opportunity to present to the Arbitrating Accountants any material relating to the determination and to discuss the determination with the Arbitrating Accountants. The Final Net Working Capital will be deemed to be as determined by the Arbitrating Accountants. Such determination (the "ACCOUNTANTS' DETERMINATION") shall be (A) in writing, (B) furnished to the Shareholders and Purchaser as soon as practicable after the items in dispute have been referred to the Arbitrating Accountants, (C) made in accordance with the terms set forth in SECTION 4.1(a) and (D) binding and conclusive on the Shareholders, the Company, the Purchaser and each of their respective Affiliates and successors and not subject to collateral attack for any reason other than manifest error or fraud.

                  (iii) For purposes of SECTION 4.1, the "FINAL DETERMINATION DATE" shall mean the earliest to occur of (A) the sixteenth day following the receipt by the Shareholders of the Notice of Adjustment if the Shareholders shall have failed to deliver the Objection Notice to the Purchaser within the 15-Day Period, (B) the date on which either the Shareholders or the Purchaser gives the other a written notice to the effect that such party has no objection to the other party's determination of the Final Net Working Capital, (C) the date on which the Shareholders and the Purchaser execute and deliver a Settlement Agreement and (D) the date as of which the Shareholders and the Purchaser shall have received the Accountants' Determination.

              (c) ADJUSTMENT.

                  (i) If the Final Net Working Capital is greater than $5,300,000 (the "NET WORKING CAPITAL TARGET") (the amount of such excess being referred to herein as the "UNDERPAYMENT AMOUNT"), then the Closing Consideration shall be increased by the amount of the Underpayment Amount, and such increase shall be effected by increasing the Liquidation Preference pursuant to Section 10.7 by an amount equal to the Underpayment Amount.

                  (ii) If the Final Net Working Capital is less than the Net Working Capital Target (the amount of such shortfall being referred to herein as the "OVERPAYMENT AMOUNT"), then the Closing Consideration shall be decreased by the amount of the Overpayment Amount, and such decrease shall be effected by decreasing the Liquidation Preference pursuant to Section 10.7 by an amount equal to the Overpayment Amount. The Shareholders shall be jointly and severally liable for the obligations of the Shareholders under this SECTION 4.1(c)(ii).

4.2      CAPX ADJUSTMENT.

              (a) PREPARATION OF CAPX STATEMENT. As soon as practicable after the Closing, the Purchaser shall prepare and deliver to the Shareholders a statement (the "CAPX STATEMENT") setting forth the determination of the Actual CapX Amount. The Actual CapX Amount shall be determined in accordance with GAAP consistently applied with the financial statements and the methods used to determine the CapX Target (it being understood, however, that in the event of any conflict, GAAP shall control). Actual CapX Amount means the aggregate amount of capital expenditures actually made or accrued for by the Company during the 12-month period ending on April 30, 2001 (excluding any capital expenditures in excess of $50,000 made by the Company after December 21, 2000 which were not approved by the Purchaser).

              (b) CAPX ADJUSTMENT.

                  (i) If the Actual CapX Amount is greater than $1,250,000 (the "CAPX TARGET") (the amount of such excess being referred to herein as the "CAPX EXCESS AMOUNT"), then the Closing Consideration shall be increased by the amount of the CapX Excess Amount, and such increase shall be effected by increasing the Liquidation Preference pursuant to
         Section 10.7 by an amount equal to the Cap X Excess Amount (subject, however, to the terms of SECTION 4.4).

                  (ii) If the Actual CapX Amount is less than the CapX Target (the amount of such shortfall being referred to herein as the "CAPX SHORTFALL AMOUNT"), then the Closing Consideration shall be decreased by the amount of the CapX Shortfall Amount, and such decrease shall be effected by decreasing the Liquidation Preference pursuant to Section
         10.7 in an amount equal to the Cap X Shortfall Amount (subject, however, to the terms of SECTION 4.4). The Shareholders shall be jointly and severally liable for the obligations of the Shareholders under this SECTION 4.2(b).

4.3      EARNOUT.

              (a) PREPARATION OF NET SALES STATEMENT. In addition to the adjustments to the Closing Consideration under SECTIONS 4.1 and 4.2 above, the Closing Consideration shall be increased by the Earnout Amount, if any, payable in accordance with the chart set forth below based on the Company's attainment of specified Net Sales levels. Within 30 days following the conclusion of the relevant assessment period set forth in the chart provided below, the Purchaser shall prepare and deliver to the Shareholders a statement (the "NET SALES STATEMENT") setting forth the determination of the Net Sales. The Net Sales shall be determined in accordance with GAAP consistently applied with the financial statements (it being understood, however, that in the event of any conflict, GAAP shall control). As used herein "NET SALES" means, with respect to any period, the aggregate gross sales of the Company of the contour cups, double cups and splitzo cups during such period less returns, allowances, credits, freight, discounts and any other offsets with respect to such product sales.

              (b) EARNOUT ADJUSTMENT. The Purchaser or Berry Plastics shall pay, or cause to be paid, to each Shareholder its respective Proportionate Percentage of the Earnout Amount payable with respect to such period, if any, no later than 15 Business Days following delivery of the Net Sales Statement; PROVIDED, HOWEVER, in the event that the parties determine at any time that Net Sales during a period has exceeded the minimum threshold amount for such period that would result in an Earnout Amount being payable, the Purchaser or Berry Plastics shall pay the Earnout Amount payable with respect to such minimum threshold amount promptly after such determination has been made (which would be an advance towards the aggregate Earnout Amount payable for such period following delivery of the Net Sales Statement). Such amounts shall be payable by wire transfer of immediately available funds to an account designated by such Shareholder.

        NET  SALES FOR THE 12-MONTH PERIOD:                                        EARNOUT AMOUNT
             Beginning on May 1, 2001 and
             ending on April 30, 2002:

                 $7,000,000 or greater                                               $1,000,000

                 at least $5,600,000 but less than $7,000,000                          $500,000

                 less than $5,600,000                                                        $0

             Beginning on May 1, 2002 and ending on April 30, 2003:

                 $8,500,000 or greater                                               $1,000,000

                 at least $6,800,000 but less than $8,500,000                          $500,000

                 less than $6,800,000                                                        $0

             Beginning on May 1, 2003 and ending on April 30, 2004:

                 $8,500,000 or greater                                               $1,000,000

                 at least $6,800,000 but less than $8,500,000                          $500,000

                 less than $6,800,000                                                        $0

4.4      ADDITIONAL PROVISIONS FOR ADJUSTMENTS.

         Notwithstanding anything to the contrary contained herein, in the event the party that owes a payment under SECTION 4.1 is owed an amount by the other party in SECTION 4.2, then the adjustments shall be netted. Nothing contained in
ARTICLE IV shall be construed as an election of remedies by the Purchaser and the Shareholders, and the Purchaser and the Shareholders shall have and retain all other rights and remedies existing in its favor at law or in equity for a breach of the provisions of ARTICLE IV.

                                    ARTICLE V

                        REPRESENTATIONS AND WARRANTIES OF
                                THE SHAREHOLDERS

                  Each Shareholder severally represents and warrants to the Purchaser and Acquisition Sub, as of the date hereof and as of the Closing Date, as set forth below.

5.1      TITLE TO THE MERGER SHARES.

         Such Shareholder is the lawful owner of record and beneficially, of those Merger Shares and/or other equity securities of the Company set forth opposite his or her name on SCHEDULE I attached hereto and has good and marketable title to such securities, free and clear of any Encumbrances whatsoever and with no restriction on the voting rights and other incidents of record and beneficial ownership pertaining thereto. Except for this Agreement and as set forth on SCHEDULE 5.1 of the disclosure letter dated the date of this Agreement (the "DISCLOSURE LETTER") certified by the Chief Executive Officer of the Company, or any other duly authorized officer, and delivered by the Company to the Purchaser, there are no agreements or understandings between such Shareholder and any other Person with respect to the acquisition, disposition or voting of or any other matters pertaining to any of the capital stock or other securities of the Company. Such Shareholder acquired the Merger Shares and other equity securities in one or more transactions exempt from registration under the Securities Act and state securities laws.

5.2      AUTHORITY; NONCONTRAVENTION; CONSENTS.

              (a) Such Shareholder has the requisite power and authority to enter into this Agreement, each Related Document to which it is a party and any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of this Agreement, each Related Document to which it is a party and all transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each Related Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of such Shareholder and this Agreement and each Related Document to which it is a party has been duly and validly executed and delivered by such Shareholder and this Agreement and each Related Document to which it is a party is the valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms.

              (b) Neither the execution, delivery and performance of this Agreement and the Related Documents to which such Shareholder is a party nor the consummation of the transactions contemplated hereby or thereby nor compliance by such Shareholder with any of the provisions hereof or thereof will (i) conflict with, or result in any violations of, or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligations contained in or the loss of any material benefit under (x) the Fundamental Documents of such Shareholder, as applicable, or (y) any term, condition or provision of any Contract to which such Shareholder is a party, or by which such Shareholder's properties may be bound; (ii) violate any Law applicable to such

Shareholder, or any of its properties, which conflict or violation would prevent the consummation of the transactions contemplated by this Agreement and the Related Documents to which it is a party or result in an Encumbrance on or against any assets, rights or properties of the Company or on or against any capital stock of the Company or give rise to any claim against the Company, the Purchaser, or any Affiliate of the Purchaser or have any Material Adverse Effect on the Company or the Purchaser; (iii) cause the Purchaser or the Company to become subject to or to become liable for the payment of any taxes due, or (iv) cause any assets owned by the Company to be reassessed or revalued by any Governmental Entity or taxing authority.

              (c) Except as contemplated by this Agreement, no Permit, authorization, consent or approval of or by, or any notification of or filing with, any Person (governmental or private) is required in connection with the execution, delivery and performance by such Shareholder of this Agreement and the Related Documents to which it is a party or the consummation by such Shareholder of the transactions contemplated hereby or thereby.

5.3      INVESTMENT BY THE SHAREHOLDERS.

                  Such Shareholder understands that the issuance of the Purchaser Preferred Stock hereunder has not been registered under the Securities Act, but is intended to be transferred pursuant to an exemption therefrom. Such Shareholder further represents and warrants, as to himself or itself, that:

              (a) such Shareholder is acquiring the Purchaser Preferred Stock for investment, solely for his own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof;

              (b) such Shareholder understands that the Purchaser Preferred Stock has not been registered under the Securities Act;

              (c) such Shareholder has been advised that the certificates representing the Purchaser Preferred Stock will bear a restrictive legend and that a notation will be made in the appropriate records of the Purchaser indicating that such securities are subject to restrictions on transfer and, if the Purchaser should in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such agent with respect to such securities;

              (d) such Shareholder is aware of and familiar with the restrictions imposed on the transfer of the Purchaser Preferred Stock set forth therein and herein, including, without limitation, the restrictions contained in the Joinder Agreement, and will not, directly or indirectly, offer, sell, transfer, assign, pledge, hypothecate or otherwise dispose of, or solicit any offers to purchase or otherwise acquire or take a pledge of, any of the Purchaser Preferred Stock except in accordance with the Securities Act and all applicable state securities and "blue sky" laws and the terms of this Agreement and the applicable Related Documents;

              (e) such Shareholder's financial situation is such that he or it can afford to bear the economic risk of holding the Purchaser Preferred Stock for an indefinite period of time and suffer complete loss of such Shareholder's investment in such securities, and such Shareholder has adequate means for providing for his or its current needs and personal contingencies;

              (f) such Shareholder has such knowledge and experience in financial and business matters that he or it is capable of evaluating the merits and risks relating to such Shareholder's purchase of the Purchaser Preferred Stock;

              (g) such Shareholder, and his or its representatives, if any, have been given the opportunity to examine all documents relating to the Purchaser and Acquisition Sub and to ask questions of, and receive answers from, Purchaser, Acquisition Sub and their representatives concerning the terms and conditions of the acquisition of the Purchaser Preferred Stock and to obtain any additional information necessary to verify the accuracy of the information delivered to such Shareholder by Purchaser, Acquisition Sub or any Affiliate thereof;

              (h) such Shareholder is aware that the Purchaser Preferred Stock must be held indefinitely and such Shareholder must continue to bear the economic risk of the investment in Purchaser Preferred Stock unless such securities are subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is available;

              (i) in making his or its decision to acquire the Purchaser Preferred Stock, such Shareholder has relied upon independent investigations made by him or it and, to the extent believed by him or it to be appropriate, his or its representatives, including professional, financial, tax and other advisors in addition to the representations and warranties of the Purchaser and Acquisition Sub in Article VII hereof;

              (j) such Shareholder is familiar with the business, operations and finances of the Purchaser and Acquisition Sub;

              (k) such Shareholder has reviewed the filings made by the Purchaser with the SEC pursuant to the rules and regulations of the Securities Act and the Exchange Act, which have been previously delivered to such Shareholder, and he or it understands the risks related to the acquisition of the Purchaser Preferred Stock, and no representations or warranties have been made to such Shareholder or such Shareholder's representatives concerning the Purchaser Preferred Stock, the Purchaser or their prospects or other matters except as set forth herein; and

              (l) such Shareholder acknowledges that the Purchaser and Acquisition Sub are entering into this Agreement in reliance upon such Shareholder's representations and warranties contained herein.

                                   ARTICLE VI

                        REPRESENTATIONS AND WARRANTIES OF
                        THE SHAREHOLDERS AND THE COMPANY

                  The Shareholders and the Company jointly and severally represent and warrant to the Purchaser and Acquisition Sub, as of the date hereof and as of the Closing Date, as set forth below.

6.1      ORGANIZATION; GOOD STANDING; QUALIFICATION AND POWER.

         The Company is duly organized, validly existing and is in good standing under the Laws of its jurisdiction of incorporation. The Company has all requisite power and authority (corporate or otherwise) to own, lease and operate its properties and to carry on its business as now being conducted, and, except as set forth on SCHEDULE 6.1 of the Disclosure Letter, is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, each of which jurisdictions is set forth on SCHEDULE 6.1 of the Disclosure Letter. The Company has delivered to the Purchaser true and complete copies of the Company's Fundamental Documents, in each case as amended to the date hereof.

6.2      EQUITY INVESTMENTS.

         Except as set forth on SCHEDULE 6.2, the Company does not own or hold, directly or indirectly, any equity interest in any Person and the Shareholders do not own or hold, directly or indirectly, any equity interest in any Person which is engaged in any of the activities included in the Subject Business.

6.3      CAPITAL STOCK.

         The authorized capital stock of the Company consists of 101,000 shares of common stock, $10.00 par value (the "COMMON STOCK"), of which (i) 1,000 shares are designated Class A Voting Common Stock, of which 6 shares are issued and outstanding and (ii) 100,000 shares are designated Class B Nonvoting Common Stock, of which 6,130 shares are issued and outstanding. The foregoing outstanding shares constitute all the Merger Shares and all of which are owned of record and beneficially by the Shareholders, free and clear of any Encumbrances. Other than the securities described above, there are no outstanding securities, options, warrants, rights or agreements or other commitments pursuant to which the Company is or may become obligated to issue any shares of its capital stock, or any securities convertible into or exercisable or exchangeable for such capital stock.

6.4      AUTHORITY; NONCONTRAVENTION; CONSENTS.

              (a) The Company has all the requisite power and authority to enter into this Agreement, each Related Document to which it is a party and any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of this Agreement, each Related Document to which it is a party and all transactions contemplated hereby and thereby and to perform their respective obligations hereunder and thereunder; the execution, delivery and performance of this Agreement and each Related Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company; and this Agreement and each Related Document to which it is a party has been duly and validly executed and delivered by the Company and is the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

              (b) Neither the execution, delivery and performance of this Agreement and the Related Documents to which the Company is a party nor the consummation by the Company of the transactions contemplated hereby or thereby nor compliance by the Company with any provision hereof will (i) conflict with, or result in any violations of, or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any benefit under, or result in the creation of any Encumbrance upon any asset of the Company under any term, condition or provision of (x) the Company's Fundamental Documents, or (y) except as set forth on SCHEDULE 6.4 of the Disclosure Letter, any Contract to which the Company is a party or by which any of its properties or assets are bound, or (ii) violate any Laws applicable to the Company or any of its properties.

              (c) Except as set forth on SCHEDULE 6.4 of the Disclosure Letter, no consent, approval, Order or authorization of, registration, declaration or filing with, or notification to any Governmental Entity or any other third party is required in connection with the execution, delivery and performance by the Company of this Agreement or the Related Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby.

6.5      FINANCIAL STATEMENTS; FUNDED INDEBTEDNESS.

              (a) The Company has previously delivered to the Purchaser and Acquisition Sub (i) the audited balance sheets of the Company as of March 31, 2000 and March 31, 1999 and the related statements of operations, retained earnings and cash flows for the fiscal years then ended; and (ii) the unaudited balance sheet of the Company as of December 31, 2000 and the related statements of operations, retained earnings and cash flows for the nine-month period then ended (collectively, the "FINANCIAL STATEMENTS," and the balance sheet as of December 31, 2000 being the "LATEST BALANCE SHEET" and the date thereof being the "LATEST BALANCE SHEET DATE"). Except as set forth on SCHEDULE 6.5 of the Disclosure Letter, the Financial Statements (i) are in accordance with the books and records of the Company, (ii) are true, complete and correctly present the financial condition of the Company on a consolidated basis as of the respective dates indicated and the results of operations, stockholders' equity and cash flows of the Company for the respective periods indicated and (iii) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except with respect to the unaudited Financial Statements, for normal year-end adjustments (none of which will be material) and for the absence of footnotes.

              (b) SCHEDULE 6.5 of the Disclosure Letter sets forth the Funded Indebtedness and Capital Lease Obligations owed by the Company to any third party (whether or not an Affiliate), calculated as of the date hereof in accordance with GAAP, consistently applied.

              (c) All representations and warranties made by the Company in each document evidencing Funded Indebtedness (the "INDEBTEDNESS DOCUMENTS") are true and correct in all material respects. The Company and/or the Shareholders have performed in all material respects all of their respective obligations required to be performed by it under the Indebtedness Documents and there is no continuing event of default under any Indebtedness Document.

6.6      ABSENCE OF UNDISCLOSED LIABILITIES.

         Except as set forth on SCHEDULE 6.6 of the Disclosure Letter, the Company has no Liabilities, except for (i) Liabilities reflected in the Liabilities section of the Latest Balance Sheet, (ii) Liabilities under Contracts which have arisen in the ordinary course of business (none of which relates to a breach of contract), and (iii) Liabilities that have arisen since the Latest Balance Sheet Date in the ordinary course of business (none of which relates to breach of contract, breach of warranty, tort, infringement, violation of Law, or any action, suit or Proceeding (including any Liability under any Environmental, Health and Safety Laws)). Since the Latest Balance Sheet Date, the Company has not experienced any loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975). Except as set forth on SCHEDULE 6.6 of the Disclosure Letter, the Company has not, either expressly or by operation of law, assumed or undertaken any Liability of any other Person, including, without limitation, any obligation for corrective or remedial action relating to Environmental, Health and Safety Laws.

6.7      ABSENCE OF CHANGES.

         Since the Latest Balance Sheet Date, there has not been any Material Adverse Change with respect to the Company. Since that date, except as set forth on SCHEDULE 6.7 of the Disclosure Letter, the Company has been operated in the ordinary course, consistent with past practice, and:

              (a) the Company has not declared, set aside or paid any dividends on or made any other distribution in respect of any of its capital stock, or made any payment or transfer of consideration of any kind to any affiliate, shareholder, director or officer of the Company or any affiliate or relative of any such affiliate, shareholder, director or officer other than salary and ordinary course expense reimbursement (which reimbursements have not exceeded $5,000);

              (b) the Company has not split, combined or reclassified any of its capital stock or issued or authorized or proposed the issuance or authorization of any securities in respect of, in lieu of, or in substitution for shares of its capital stock or repurchased, redeemed or otherwise acquired any shares of its capital stock;

              (c) the Company has not issued, delivered, pledged encumbered or sold, or authorized or proposed the issuance, delivery, pledge, encumbrance or sale of, any shares of its capital stock or securities convertible into, or rights, warrants or options to acquire, any such shares of capital stock or other convertible securities or proposed any change in its equity capitalization;

              (d) the Company has not sold, transferred, licensed, pledged, mortgaged or otherwise disposed of tangible or intangible assets, other than inventory in the ordinary course of business;

              (e) the Company has not amended any of its Fundamental Documents;

              (f) other than as contemplated under this Agreement and the Related Documents, the Company has not acquired or agreed to acquire by merging or consolidating with, or by purchasing any material portion of the capital stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

              (g) no party (including the Company) has accelerated, terminated, modified, or cancelled any Contract (or series of related Contracts) involving more than $50,000 to which the Company is a party or by which the Company is bound and, to the Best Knowledge of the Company, no party intends to take any such action, and no modification in excess of $5,000 has been made to any such Contract;

              (h) the Company has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

              (i) there has not been any material action or failure to act by the Company or any other material occurrence, event, incident or transaction outside the ordinary course of business involving the Company;

              (j) the Company has not taken any action that would violate any of the negative covenants set forth in SECTION 8.2;

              (k) the Company has not terminated the services of any officer or any employee having an annual base salary in excess of $40,000; or

              (l) there has been no agreement, understanding or authorization, whether in writing or otherwise, for the Company to take any of the actions specified in items (a) through (k) above.

6.8      TAX MATTERS.

         Except as set forth on SCHEDULE 6.8 of the Disclosure Letter, the Company (a) has paid all Taxes required to be paid by it through the date hereof (including any Taxes shown due on any Tax Return) and (b) has filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax Returns with appropriate Governmental Entities in all jurisdictions in which the Tax Returns are required to be filed, and all such Tax Returns are true, correct and complete. The Company has not requested or caused to be requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. Except as set forth on SCHEDULE 6.8 of the Disclosure Letter, the Company is not, nor has it ever been, included in any consolidated or combined Tax Return for Federal, state or local Tax purposes or is a member of an affiliated group within the meaning of Section 1504 of the Code other than the affiliated group of which the Company is the parent corporation. Except as set forth on SCHEDULE

6.8 of the Disclosure Letter, no Tax liens have been filed and neither the Company nor any Shareholder has been notified by the Internal Revenue Service or any other taxing authority that any deficiencies, assessments or adjustments have been proposed (and are currently pending) by the Internal Revenue Service or any other taxing authority in connection with any Tax Return, and no waivers of statutes of limitation have been given or requested with respect to the Company. Except as set forth on SCHEDULE 6.8 of the Disclosure Letter, there are no pending Tax audits of any Tax Returns. No unresolved deficiencies or additions to Taxes have been proposed, asserted or assessed against the Company or any member of any affiliated or combined group of which the Company or any member of any affiliated or combined group of which the Company was or is a member. The Company has, in accordance with GAAP, consistently applied with the Financial Statements, made full and adequate provision on the Latest Balance Sheet and, for the period following the Latest Balance Sheet Date through the Closing Date, on its books and records, for all Taxes payable by it for all periods prior to the date thereof. The Company has not incurred any Tax Liability since the Latest Balance Sheet Date, except for Taxes incurred in the ordinary course of business. The Company has not made an election to be treated as a "consenting corporation" under Section 341(f) of the Code and the Company is not nor has it ever been a "personal holding company" within the meaning of
Section 542 of the Code or a United States real property holding corporation within the meaning of Section 897 of the Code and no property is "tax-exempt use property" within the meaning of Section 168(h) of the Code. The Company and each of its predecessors have complied with all applicable Laws relating to the payment and withholding of Taxes and has withheld and paid over all amounts required by Law to be withheld and paid from the wages or salaries of employees, and the Company is not liable for any Taxes for failure to comply with such Laws. The Company is not, nor has it ever been, a party to any Tax sharing, indemnity or similar agreement. The Company has not agreed to, nor is it required to make any adjustments pursuant to, Section 481 of the Code, and the Internal Revenue Service has not proposed any such adjustments or changes in the Company's accounting method. There is no Contract covering any Person that individually or collectively could, as a result of the transactions contemplated hereby, or otherwise, give rise to the payment of any amount being non-deductible by the Company by reason of Section 280G of the Code.

6.9      TITLE TO ASSETS, PROPERTIES AND RIGHTS AND RELATED MATTERS.

         The Company has good title to the assets, properties and interests in properties, real, personal or mixed, reflected on the Latest Balance Sheet or acquired after the Latest Balance Sheet Date (except inventory or other property sold or otherwise disposed of since the Latest Balance Sheet Date in the ordinary course of business and accounts receivable and notes receivable paid in full subsequent to the Latest Balance Sheet Date), free and clear of all Encumbrances, of any kind or character, except for those Encumbrances set forth in SCHEDULE 6.9 of the Disclosure Letter and Permitted Encumbrances. Other than as set forth in SCHEDULE 6.9 of the Disclosure Letter and Permitted Encumbrances, there does not exist any condition which interferes with the economic value or use of any such assets. Except for inventory and supplies in transit in the ordinary course of business, all material tangible personal property is located on the premises of the Company. Except as set forth on
SCHEDULE 6.9 of the Disclosure Letter, the fixed assets of the Company are in good operating condition (ordinary wear and tear excepted). Except as set forth on SCHEDULE 6.9 of the Disclosure Letter, the assets, properties and interests in properties of the Company to be owned by the Company after the Closing shall include all assets, properties and interests in properties (real, personal and mixed, tangible and intangible) necessary to enable the Company to carry on the Subject Business as presently conducted by the Company.

6.10     REAL PROPERTY-OWNED OR LEASED.

              (a) SCHEDULE 6.10 of the Disclosure Letter contains a list and brief description of all of the owned real property of the Company (the "OWNED REAL PROPERTY") and all real property in which the Company has a leasehold interest held under leases (the "LEASED PROPERTY"), including the name of the lessor and any requirement of consent of the lessor to consummate the transactions contemplated hereby. The Owned Real Property and the Leased Property (together, the "REAL PROPERTY") constitute all real properties used or occupied by the Company in connection with the Subject Business.

              (b) With respect to the Real Property, except as set forth on
SCHEDULE 6.10 of the Disclosure Letter:

                  (i) no portion thereof is subject to any pending condemnation Proceeding or Proceeding by any public or quasi-public authority and, to the Best Knowledge of the Company, there is no threatened condemnation or Proceeding with respect thereto;

                  (ii) the physical condition of the Real Property is sufficient to permit the continued conduct of the Subject Business as presently conducted subject to the provision of usual and customary maintenance and repair performed in the ordinary course with respect to similar properties of like age and construction;

                  (iii) with respect to the Leased Property, the Company is the owner and holder of all the leasehold estates purported to be granted by such lease and each lease is in full force and effect and constitutes a valid and binding obligation of the Company;

                  (iv) no notice of any increase in the assessed valuation of the Real Property and no notice of any contemplated special assessment has been received by the Company and, to the Best Knowledge of the Company, there is no threatened special assessment pertaining to any of the Real Property;

                  (v) there are no Contracts, written or oral, to which the Company is a party, granting to any party or parties the right of use or occupancy of any portion of the parcels of the Real Property;

                  (vi) there are no parties (other than the Company or its lessees disclosed pursuant to paragraph (v) above) in possession of the Real Property; and

                  (vii) with respect to the Leased Property, there have been no discussions or correspondence with the landlord concerning renewal terms for those leases scheduled to expire within 12 months of the date of this Agreement.

6.11     INTELLECTUAL PROPERTY.

         Except in each case as set forth on SCHEDULE 6.11 of the Disclosure
Letter:

              (a) the Company owns, has the right to use, sell, license and dispose of, and has the right to bring actions for the infringement of, and, where necessary, has made timely and proper application for, all Intellectual Property Rights necessary or required for the conduct of the Subject Business as currently conducted and as currently proposed to be conducted (such Intellectual Property Rights, collectively, the "REQUISITE RIGHTS"), and such rights to use, sell, license, dispose of and bring actions are exclusive with respect to Requisite Rights developed by the Company (which rights are so identified in the Disclosure Letter) and are sufficient for such conduct of the Subject Business in the case of all other Requisite Rights;

              (b) there are no royalties, honoraria, fees or other payments payable by the Company to any Person by reason of the ownership, use, license, sale or disposition of Requisite Rights;

              (c) no Shareholder or Affiliate of any Shareholder owns any Intellectual Property Rights used by the Company;

              (d) no activity, service or procedure currently conducted or proposed to be conducted by the Company violates or will violate any Contract of the Company with any third party or infringe any Intellectual Property Right of any other party;

              (e) the Company has not received from any third party (other than the Purchaser or any Affiliate thereof) in the past five years any notice, charge, claim or other assertion that the Company is infringing any Intellectual Property Right of any third party or committed any acts of unfair competition, and have not received an offer to license from a third party under a claim of use; and

              (f) the Company has no knowledge of or sent to any Person (other than the Purchaser or any Affiliate thereof) in the past five years any notice, charge, claim or other assertion of any present, impending or threatened infringement by, or misappropriation of, any Intellectual Property Right of the Company by such other Person or any acts of unfair competition by such other Person.

SCHEDULE 6.11 of the Disclosure Letter contains a true and complete list of all license agreements, non-competition agreements, confidentiality agreements, other agreements that relate to Requisite Rights, applications, filings and other formal actions made or taken pursuant to Federal, state, local and foreign Laws by the Company to perfect or protect their interest in the Requisite Rights, including, without limitation, all patents, patent applications, trademarks, trademark applications, service marks and service mark applications.

6.12     AGREEMENTS, NO DEFAULTS, ETC.

              (a) Except as set forth on SCHEDULE 6.12(a) of the Disclosure Letter, the Company is not a party to any:

                  (i) Contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis or agreement with any Affiliates;

                  (ii) Contract relating to the borrowing of money or to the mortgaging, pledging or otherwise placing an Encumbrance on any asset or group of assets of the Company;

                  (iii) Contract relating to any guarantee of any obligation for borrowed money or otherwise;

                  (iv) Contract with respect to the lending or investing of funds;

                  (v) Contract or indemnification with respect to any form of intangible property, including any Intellectual Property Rights or confidential information;

                  (vi) Contract that prohibits it from freely engaging in business anywhere in the world;

                  (vii) Contract or group of related Contracts with the same party for the purchase or sale of products or services under which the undelivered balance of such products and services has a selling price in excess of $50,000;

                  (viii) other Contract not disclosed in items (i) through (vii) above (x) that is not terminable by either party without penalty upon advance notice of 30 days or less and involves aggregate consideration in excess of $50,000 or (y) that involves aggregate consideration in excess of $100,000; or

                  (ix) other Contract which could reasonably be determined to be material to the Subject Business.

              (b) Except as set forth on SCHEDULE 6.12(b) of the Disclosure Letter, and except for automobiles provided as a benefit to executive officers of the Company, there are no vehicles, boats, aircraft, apartments or other residential or recreational properties or facilities owned or operated by the Company or any Subsidiary for executive, administrative or sales purposes or any social club memberships owned or paid for by it. Except as set forth on SCHEDULE 6.12(b) of the Disclosure Letter, the Company has in all material respects performed all the obligations required to be performed by it to date and is not in default or alleged to be in default in any material respect under any Contract, and there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute such a default by the Company of any of the foregoing. The Company has furnished to the Purchaser and Acquisition Sub true and complete copies of all Contracts listed in the Disclosure Letter or complete descriptions of all material terms of any oral Contracts listed in the Disclosure Letter.

              (c) SCHEDULE 6.12(c) sets forth all open sales orders in excess of $50,000, and all of such sales orders have arisen in arms length transactions occurring in the ordinary course of business. Except as set forth on SCHEDULE 6.12(c) of the Disclosure Letter, the Company has not received a written request from a customer to delay shipment of any such sales order that has a specific delivery date or is void or subject to termination at the option of such customer upon a change in control.

6.13     LITIGATION, ETC.

         Except as set forth on SCHEDULE 6.13 of the Disclosure Letter and except for any litigation involving the Purchaser, Acquisition Sub or its Affiliates, there are no (i) Proceedings pending or, to the Best Knowledge of the Company, threatened against the Company, whether at law or in equity, or before or by any Governmental Entity or arbitrator or (ii) Orders of any Governmental Entity or arbitrator against the Company. The Company has delivered to Purchaser and Acquisition Sub all material documents and correspondence relating to such matters referred to in SCHEDULE 6.13 of the Disclosure Letter and such matters, individually or in the aggregate, will not have a Material Adverse Effect on the Company.

6.14     COMPLIANCE; GOVERNMENTAL AUTHORIZATIONS.

              (a) Except as set forth on SCHEDULE 6.14 of the Disclosure Letter, the business of the Company has not and is not being conducted in violation of any Law, Order or Permit, including, without limitation, Environmental, Health and Safety Laws. Except as set forth on SCHEDULE 6.14 of the Disclosure Letter, no investigation or review by any Governmental Entity with respect to the Company is pending or, to the Best Knowledge of the Company, threatened, nor has any Governmental Entity notified the Company of its intention to conduct the same. The Company has all Permits necessary for the conduct of the Subject Business, including those required under any Environmental, Health and Safety Laws, such Permits are in full force and effect, no violations are or have been recorded in respect of any thereof and no Proceeding is pending or, to the Best Knowledge of the Company, threatened to revoke or limit any thereof. SCHEDULE
6.14 of the Disclosure Letter contains a true and complete list of all material Permits under which the Company is operating or bound, and the Company has furnished to Purchaser true and complete copies thereof.

              (b) No Governmental Entity regulating the design, manufacture, production, marketing, distribution, sale or advertising of any of the products currently sold, distributed or used in connection with the Subject Business has requested that any such product be removed from the market, removed from any installation of any product or recalled, or that substantial new product testing be undertaken as a condition to the continued manufacturing, production, selling, distribution or use of any such product or that such product be modified in a way likely to have a Material Adverse Effect on the Company.

6.15     LABOR RELATIONS; EMPLOYEES.

         Except as set forth on SCHEDULE 6.15 of the Disclosure Letter, (i) the Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such employees, (ii) upon termination of the employment of any such employees, none of the Company, the Purchaser or Acquisition Sub will by reason of any action taken or not taken prior to the Closing be liable to any of such employees for severance pay or any other payments, (iii) the Company has complied with all Laws relating to the hiring and retention of all employees, leased employees and independent contractors relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes, (iv) there is no unfair labor practice complaint against the Company pending before the National Labor Relations Board or any other Governmental Entity, (v) there is no labor strike, material dispute or grievance, slowdown or stoppage actually pending or, to the Best Knowledge of the Company, threatened against or involving the Company, (vi) no labor union currently represents the employees of the Company and, to the Best Knowledge of the Company, no labor union has taken any action with respect to organizing the employees of the Company and (vii) no key employee has informed the Company, the Shareholders or any senior executive of the Company that such employee will or may terminate his or her employment or engagement with the Company. The Company is not a party to or bound by any collective bargaining agreement, union Contract or similar agreement.

6.16     ERISA COMPLIANCE.

              (a) EMPLOYEE BENEFIT PLANS. SCHEDULE 6.16(A) of the Disclosure Letter contains a true, correct and complete list of Employee Benefit Plans (collectively, the "EMPLOYEE PLANS") (i) that cover any employees, contract employees or former employees of the Company or any spouses, family members or beneficiaries thereof (A) that are maintained, sponsored or contributed to by the Company or (B) with respect to which the Company is obligated to contribute or has any actual or potential Liability, or (ii) with respect to which the Company has any actual or potential Liability or obligation on account of the maintenance or sponsorship thereof or contribution thereto by any present or former ERISA Affiliate of the Company.

              (b) ADMINISTRATION AND COMPLIANCE OF THE EMPLOYEE PLANS. Except as set forth on SCHEDULE 6.16(b) of the Disclosure Letter, with respect to each Employee Plan:

                  (i) such Employee Plan has been established, maintained, operated and administered in accordance with its terms and in substantial compliance with ERISA, the Code, and other applicable Laws (including with respect to reporting and disclosure);

                  (ii) all required, declared or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to, or as of, the date hereof have been made or properly accrued on the Latest Balance Sheet, or with respect to accruals properly made after the Balance Sheet Date, on the books and records of the Company and all amounts withheld from employees have been timely deposited into the appropriate trust or account;

                  (iii) there is no unfunded actual or potential Liability relating to such Employee Plan which is not reflected on the Latest Balance Sheet, or with respect to accruals properly made after the Latest Balance Sheet Date, on the books and records of the Company;

                  (iv) neither the Company, any of its ERISA Affiliates nor any other "disqualified person" or "party in interest" (as such terms are defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively) with respect to such Employee Plan, has breached the fiduciary rules of ERISA or engaged in a prohibited transaction that could subject any of the foregoing Persons to any material tax or penalty imposed under Section 4975 of the Code of Section 502(i), (j) or (l) of ERISA;

                  (v) no Proceedings (other than routine claims for benefits) are pending or, to the Best Knowledge of the Company, threatened against or relating to any Employee Plan or any fiduciary thereof, and there is, to the Best Knowledge of the Company, no basis for any such Proceeding against any Employee Plan;

                  (vi) any Employee Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and the related trusts are exempt from Tax under Section 501(a) of the Code, and to the Best Knowledge of the Company nothing has occurred that has or could reasonably be expected to have an adverse effect on such qualification or exemption;

                  (vii) except as may be required under Laws of general application, such Employee Plan does not obligate the Company to provide any employee or former employee, or their spouses, family members or beneficiaries, any post-employment or post-retirement health or life insurance, accident or other "welfare-type" benefits;

                  (viii) each Employee Plan which is subject to the requirements of the Consolidated Omnibus Budget Reconciliation of 1985 ("COBRA") and the Health Insurance Portability and Accountability Act ("HIPAA") has been maintained in substantial compliance with COBRA and HIPAA, including all notice requirements, and no tax payable on account of
         Section 4980B or any other section of the Code has been or is expected to be incurred;

                  (ix) neither the Company nor any of its ERISA Affiliates is or has ever maintained or been obligated to contribute to a Multiemployer Plan (as defined in Section 3(37) of ERISA), a Multiple Employer Plan (as defined in Section 413 of the Code) or a Defined Benefit Pension Plan (as defined in Section 3(35) of ERISA);

                  (x) each Employee Plan which is intended to meet the requirements of Section 125 of the Code meets such requirements and each program of benefits for which employee contributions are provided pursuant to elections made under such Employee Plan meets the requirements of the Code applicable thereto;

                  (xi) with respect to any Employee Plan, there has not been any act or omission by the Company or any of its ERISA Affiliates that has given rise to or could give rise to any fines, penalties or related charges under ERISA or the Code for which the Company or any of its ERISA Affiliates could be liable;

                  (xii) no benefit payable or which may become payable by the Company, or its ERISA Affiliates pursuant to any Employee Plan shall constitute an "excess parachute payment," within the meaning of Section 280G of the Code, which is or may be subject to the imposition of an excise tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code;

                  (xiii) neither Company nor its ERISA Affiliates have made nor, to the Best Knowledge of the Company, agreed to make, nor are required to make (in order to bring any Plan into compliance with ERISA or the Code) any changes in benefits that would materially increase the costs of maintaining any of the Employee Plans;

                  (xiv) the Company has timely deposited and transmitted all amounts withheld from employees for contributions or premium payments for such Employee Plan into the appropriate trusts or accounts;

                  (xv) any such Employee Plan that allows loans to plan participants has been operated in accordance with its terms, the plan's written loan policy and all applicable laws, and all outstanding loans from such Employee Plans are current as of the date hereof, and will be current as of the Closing Date, and none of such loans in default; and

                  (xvi) no individual who has been classified by the Company as a non-employee (such as an independent contractor, leased employee or consultant) shall have a claim against the Company for eligibility to participate in any such Employee Plan, if such individual is later reclassified as an employee of the Company.

The Purchaser and Acquisition Sub have been provided with true and complete copies, to the extent applicable, of all documents pursuant to which such Employee Plan is maintained and administered, the two most recent annual reports (Form 5500 and attachments) and financial statements therefor, all governmental rulings, determinations, and opinions (and pending requests therefor), and, if such Employee Plan provides post-employment or post-retirement health and life insurance, accident or other "welfare-type" benefits, the most recent valuation of the present and future obligations under such Employee Plan; and the foregoing documents accurately reflect all of the terms of such Employee Plan (including, without limitation, any agreement or provision which would limit the ability of the Company to make any prospective amendments or terminate such Employee Plan).

6.17     ENVIRONMENTAL MATTERS.

              (a) Except as set forth on SCHEDULE 6.17 of the Disclosure Letter, neither the Company, the Real Property nor any of the Company's past owned or leased property or operations are subject to, or the subject of, any Proceeding, Order, settlement, or other Contract arising under Environmental, Health and Safety Laws, nor has any investigation been commenced or is any Proceeding threatened against the Company under Environmental, Health and Safety Laws alleging any failure to comply with any Environmental, Health and Safety Laws. For purposes of SECTION 6.17, the term "COMPANY" shall include the Company and any predecessor of the Company, where such predecessor was a Person whose liabilities for environmental matters the Company has succeeded, in whole or in part, pursuant to Environmental, Health and Safety Laws, Contract, common Law or the operation of Law.

              (b) Except as set forth on SCHEDULE 6.17 of the Disclosure Letter, the Company has complied and is in compliance with all Environmental, Health and Safety Laws.

              (c) Except as set forth on SCHEDULE 6.17 of the Disclosure Letter, neither the Company nor any of the Shareholders has received any written or oral notice, report or other information that the Company has violated, or has any Liability under, Environmental, Health and Safety Laws, and the Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Material, or owned or operated the Subject Business, the Real Property or any other property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to Liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigative, corrective or remedial obligations, pursuant to CERCLA or any other Environmental, Health and Safety Laws.

              (d) SCHEDULE 6.17 of the Disclosure Letter sets forth a complete and accurate list of all properties and facilities previously owned or operated by the Company. Except as set forth on SCHEDULE 6.17 of the Disclosure Letter, none of the following has existed at any of the Real Property or any former property or facility of the Company: solid or hazardous waste treatment, storage or disposal facilities; asbestos-containing material; underground storage tanks; or article or equipment containing polychlorinated biphenyls.

              (e) The Company has provided the Purchaser and Acquisition Sub with correct and complete copies of all reports and studies performed by or on behalf of, or otherwise within the possession or control of, the Company with respect to past or present environmental conditions or events relating to the Subject Business or any of the Real Property or any property formerly owned, leased, or operated by the Company. SCHEDULE 6.17 of the Disclosure Letter sets forth a complete list of environmental reports or studies with respect to such properties of which the Company is aware, but which were not performed by or on behalf of the Company or within the Company's control.

              (f) Except as set forth on SCHEDULE 6.17 of the Disclosure Letter, the Company has not by Contract, consent order, other agreement, or operation of Law assumed (i) any obligations or liabilities of any other Person arising under Environmental, Health and Safety Laws or (ii) responsibility for, either directly or indirectly, the remediation of any condition arising from or relating to the release or threatened release of Hazardous Materials.

              (g) Without limiting the foregoing, except as set forth on
SCHEDULE 6.17 of the Disclosure Letter, no facts, events or conditions relating to the Real Property, the Subject Business or any past or present facilities, properties or operations of the Company will prevent, hinder or limit continued compliance by the Subject Business with Environmental, Health and Safety Laws, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health or Safety Laws, or give rise to any other Liabilities pursuant to Environmental, Health or Safety Laws.

6.18     BROKERS.

         Except as set forth on SCHEDULE 6.18 of the Disclosure Letter, none of the Shareholders, the Company or any of their respective officers, directors or employees (or any Affiliate of the foregoing) have employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

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6.19     RELATED TRANSACTIONS.

         Except as set forth on SCHEDULE 6.19 of the Disclosure Letter, and except for compensation paid or payable to regular employees of the Company in the ordinary course of business and consistent with past practice, no Shareholder, officer of the Company or current or former Affiliate of the Company or any such officer or Shareholder is now, or has been during the last five fiscal years, a party to any transaction or Contract with the Company, or the direct or indirect owner of an interest in any Person which is a present or potential competitor, supplier or customer of the Company (other than non-affiliated holdings in publicly-held companies). SCHEDULE 6.19 of the Disclosure Letter sets forth all inter-company accounts, if any, between the Company, on the one hand, and any Shareholder or its Affiliates, on the other hand (the "INTER-COMPANY ACCOUNTS").

6.20     ACCOUNTS AND NOTES RECEIVABLE.

         Except as set forth on SCHEDULE 6.20 of the Disclosure Letter, all the accounts receivable and notes receivable owing to the Company as of the date hereof constitute, and as of the Closing will constitute, valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and there are no known or asserted claims, refusals to pay or other rights of set-off against any thereof. Except as set forth on SCHEDULE 6.20 of the Disclosure Letter, as of the date hereof, there is (i) no account debtor or note debtor delinquent in its payment by more than 45 days, (ii) no account debtor or note debtor that has refused or, to the Best Knowledge of the Company, threatened to refuse to pay its obligations for any reason, (iii) to the Best Knowledge of the Company, no account debtor or note debtor that is insolvent or bankrupt and (iv) no account receivable or note receivable pledged to any third party by the Company.

6.21     ACCOUNTS AND NOTES PAYABLE.

         Except as set forth on SCHEDULE 6.21 of the Disclosure Letter, all accounts payable and notes payable by the Company to third parties as of the date hereof arose, and as of the Closing will have arisen, in the ordinary course of business, and, except as set forth on SCHEDULE 6.21 of the Disclosure Letter, there is no such account payable or note payable delinquent in its payment, except those contested in good faith and already disclosed on such
SCHEDULE 6.21.

6.22     INVENTORIES.

         The inventories of the Company, whether or not reflected on the Final Net Working Capital Statement, as of the date hereof are of good, usable and merchantable quality. Such inventory includes no items which are below customary quality control standards of the Company's industry and any applicable governmental quality control, or of a quality or quantity not usable or, in the case of finished goods, salable in the normal course of business (it being understood that inventory not usable or saleable within one year constitutes obsolete inventory except for items purchased in connection with long-term contracts with existing customers). Except as set forth on SCHEDULE 6.22, such inventory does not include any (a) items that have not been sold by the Company during the 12 months prior to the date of this Agreement (unless such item became a product for the first time in such 12-month period), (b) items of a quantity that exceeds the aggregate amount of such item sold by the Company during the 12-month period ended December 31, 2000 or (c) any items that were manufactured by the Company more than 12 months prior to the date of this Agreement. The aggregate value of the inventory has been written down on the books of account of the Company to realizable market value or adequate reserves have been provided in accordance with GAAP, consistently applied with the Financial Statements, and reasonable and prudent commercial practices in the Company's industry.

6.23     SUPPLIERS AND VENDORS.

         Except in the ordinary course of business, since the Latest Balance Sheet Date, no material supplier or vendor of the Company has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with the Company or has decreased, limited or otherwise modified, or threatened to decrease, limit or otherwise modify, the services, supplies or materials it provides to the Company and the transactions contemplated hereby will not affect the relationship of the Company with any such supplier or vendor.

6.24     CUSTOMERS.

              (a) Except to the extent any such business relationship is impaired solely by virtue of an account or note receivable past 45 days due as disclosed in the Disclosure Letter, the business relationship of the Company with its customers is generally good and no material disagreement or problem exists between the Company and any customer. No customer to which more than $50,000 of the Company's annual sales are attributable has threatened, or has notified the Company that it intends, to terminate its relationship and dealings with the Company, whether as a result of the transactions contemplated by this Agreement or otherwise.

              (b) The Company has provided the Purchaser with copies of all Contracts, written correspondence and written summaries of all oral correspondence pertaining to financial or economic issues or other material matters having a financial or economic impact (positive or negative) on the Company between the Company and each of its five largest customers, as calculated by gross sales over the last 12 months.

6.25     INSURANCE.

              (a) SCHEDULE 6.25 of the Disclosure Letter contains a true and complete list of all material policies of liability, theft, fidelity, business interruption, life, fire, product liability, worker's compensation, health and other material forms of insurance held by the Company for the benefit of the Company (specifying the insurer, amount of coverage, type of insurance, policy number, and any material pending claims thereunder). The Company has maintained such or similar types of insurance coverage at all times during the last five years.

              (b) With respect to each policy of insurance listed on SCHEDULE
6.25 of the Disclosure Letter: (i) all premiums due through the date of this Agreement with respect thereto are currently paid and are not subject to adjustment other than as a result of normal policy year audits, and no Person is in default in any respect with respect to its obligations under any such policy, and, to the Best Knowledge of the Company and the Shareholders, no basis exists that would give any insurer under any such policy the right to cancel or unilaterally reduce or limit the stated coverages contained in such policy; (ii) there are no outstanding claims currently pending under any such policy as of the date of this Agreement that could be reasonably expected to cause a material increase in the insurance rates of the Company, and no facts or circumstances exist as of the date of this Agreement that might reasonably be expected to (A) relieve the insurer under any such policy of its obligations to satisfy in full any claim thereunder or (B) give rise to any claim thereunder; and (iii) the Company has not received any notice that such policy has been or shall be canceled or terminated or will not be renewed on substantially the same terms as are now in effect or the premium on such policy shall be materially increased on the renewal thereof. With respect to any facts or circumstances giving rise to any claim specified in clause (ii)(B) and set forth on SCHEDULE 6.25 of the Disclosure Letter, such claim has been reported to the applicable insurance carrier in compliance with all applicable claims made reporting procedures.

6.26     BOOKS AND RECORDS.

         Except as disclosed on SCHEDULE 6.26, the books of account, minute books, stock record books and other records of the Company, all of which have been made available to Purchaser and Acquisition Sub, are complete and correct and have been maintained in accordance with commercially reasonable business practices. The minute books of the Company contain accurate and complete records of all corporate actions taken by, the stockholders, the Board of Directors, and committees of the Board of Directors of the Company and no resolutions or authorizations have been approved or adopted by any such stockholders, Board of Directors or committee thereof which are not contained in such minute books. As of the Closing, all of those books and records will be in the possession of the Company.

6.27     DISCLOSURE.

         Neither this Agreement, any of the schedules, attachments or exhibits hereto (including the Disclosure Letter), nor any other written material delivered to the Purchaser, Acquisition Sub or any of their respective directors, officers, employees, representatives or agents contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, taken as a whole, in light of the circumstances in which they were made, not misleading. There is no fact that has not been disclosed to the parties referred to above of which the Company, any Shareholder or any of the officers or directors of the Company is aware and which constitutes or could reasonably be anticipated to result in a Material Adverse Change with respect to the Company.

                                  Article VII

       REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND ACQUISITION SUB

                  The Purchaser and Acquisition Sub represent and warrant to the Shareholders, as of the date hereof and as of the Closing Date, as set forth below.

7.1      ORGANIZATION; GOOD STANDING; QUALIFICATION AND POWER.

         Each of the Purchaser and Acquisition Sub is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary and the failure to be so qualified or in good standing would have a Material Adverse Effect on the Purchaser and Acquisition Sub, taken as a whole.

7.2      AUTHORITY; NONCONTRAVENTION; CONSENTS.

              (a) Each of the Purchaser and Acquisition Sub has all the requisite corporate power and authority to enter into this Agreement, each Related Document to which it is a party and any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of this Agreement, each Related Document to which the Purchaser or Acquisition Sub is a party and all transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each Related Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of such Person, and this Agreement and each Related Document to which the Purchaser or Acquisition Sub is a party has been duly and validly executed and delivered by such Person and is the valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as such enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other Laws affecting creditor's rights generally or by general principles of equity.

              (b) Neither the execution, delivery and performance of this Agreement and the Related Documents to which the Purchaser or Acquisition Sub is a party nor the consummation by the Purchaser and Acquisition Sub of the transactions contemplated hereby or thereby nor compliance by the Purchaser and Acquisition Sub with any provision hereof will (i) conflict with, or result in any violations of, or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any Encumbrance upon any asset of the Purchaser or Acquisition Sub under any term, condition or provision of its Fundamental Documents, or, except as set forth on SCHEDULE 7.2 of the Disclosure Letter, any Contract to which such Person is a party or by which any of its properties or assets are bound, or (ii) violate any Laws applicable to the Purchaser or Acquisition Sub or any of its properties, which, in each case, would prevent the consummation of the transactions contemplated hereby.

              (c) Except as set forth on SCHEDULE 7.2 of the Disclosure Letter, no consent, approval, Order or authorization of, registration, declaration or filing with, or notification to any Governmental Entity or any other third party is required in connection with the execution, delivery and performance by the Purchaser or Acquisition Sub of this Agreement or the Related Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, which, in each case, would prevent the consummation of the transactions contemplated hereby.

7.3      CAPITAL STOCK.

         The authorized capital stock of the Purchaser is as set forth on
SCHEDULE 7.3 hereto. All of the issued and outstanding capital stock of Acquisition Sub is owned of record and beneficially by the Purchaser. Except as set forth on SCHEDULE 7.3, there are no outstanding securities, options, warrants, rights or agreements or other commitments pursuant to which the Purchaser is or may become obligated to issue any shares of its capital stock, or any securities convertible into or exercisable or exchangeable for such capital stock.

7.4      SEC DOCUMENTS.

         The Purchaser has furnished the Shareholders with a correct and complete copy of each report, schedule, and final registration statement filed by the Purchaser with the SEC on or after January 1, 2001 (the "SEC Documents"), which are all the documents (other than preliminary materials) that the Purchaser was required to file with the SEC on or after January 1, 2001. As of their respective dates or, in the case of registration statements, their effective dates, none of the SEC Documents (including all exhibits and schedules thereto) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the SEC Documents complied when filed in all material respects with the then applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated by the SEC thereunder. The financial statements of the Purchaser included in the SEC Documents complied as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q promulgated by the SEC) and fairly present (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the consolidated financial position of the Purchaser and its consolidated subsidiaries as at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. The Purchaser has filed all documents and agreements which were required to be filed as exhibits to the SEC Documents. SCHEDULE 7.4 sets forth a correct and complete list of all documents or agreements, if any, which would be included as exhibits to an Annual Report on Form 10-K and which have not heretofore been filed as an exhibit to any of the SEC Documents, if the Purchaser were required to file such Form 10-K for the period ended on the date immediately preceding the date of this Agreement and long-term debt agreements which are not required to be filed pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K promulgated by the SEC.

7.5      ABSENCE OF CHANGES.

         Since the date of the most recently filed Annual Report on Form 10-K of the Purchaser, there has not been any Material Adverse Change with respect to the Purchaser or Acquisition Sub and other subsidiaries of the Purchaser, taken as a whole.

7.6      BROKERS.

         Neither the Purchaser, Acquisition Sub nor any of their respective officers, directors, stockholders or employees (or any Affiliate of any of the foregoing) has employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

                                  ARTICLE VIII

                 CONDUCT AND TRANSACTIONS PRIOR TO THE CLOSING;
                        ADDITIONAL PRE-CLOSING AGREEMENTS

8.1 AFFIRMATIVE COVENANTS OF THE COMPANY.

         From and after the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to SECTION 12.1 (the "TRANSITION PERIOD"), except as otherwise consented to in writing by the Purchaser and Acquisition Sub, the Company shall, and the Shareholders shall cause the Company to:

              (a) conduct the operations of the Company according to the ordinary and usual course of business consistent with past custom and practice (including the collection of receivables, the payment of payables and the maintenance of supplies) and use best efforts to maintain and preserve intact its business organization, make capital expenditures in a manner consistent with historical practice (subject to SECTION 8.2(i) below), keep available the services of officers and employees, and maintain satisfactory relationships with licensors, franchisees, licensees, suppliers, customers, contractors, distributors, labor unions and others having business relationships with the Company;

              (b) maintain the assets of the Company in customary repair, order and condition, maintain insurance reasonably comparable to that in effect on the Latest Balance Sheet Date, replace in accordance with past practice inoperable or worn out assets with modern assets of comparable quality and, in the event of a casualty, loss or damage to any of such assets or properties prior to the Closing Date for which the Company is insured or the condemnation of any assets or properties, either repair or replace such assets or property or, if the Purchaser and Acquisition Sub agree, cause the Company to retain such insurance or condemnation proceeds;

              (c) promptly inform the Purchaser and Acquisition Sub in writing of any material variances from the representations and warranties contained in
ARTICLE VI; and

              (d) cause its independent certified public accountants to afford the Purchaser and Acquisition Sub, its officers, independent certified public accountants, counsel and other representatives and agents (i) reasonable access to the properties, books, records (including Tax Returns filed and those in preparation) and executive personnel of the Company in order to permit the Purchaser and Acquisition Sub full opportunity to make such investigation of the Company and the Subject Business as it reasonably desires, (ii) full access to the audit work papers and other records of the independent certified public accountants of the Company, (iii) access to the customers of the Company, (iv) upon reasonable notice by the Purchaser and Acquisition Sub and at times and in accordance with procedures to be mutually agreed by the

Company, the Purchaser and Acquisition Sub, permit the Purchaser and Acquisition Sub and its representatives to make such reasonable inspections of the Company and its operations as the Purchaser and Acquisition Sub may reasonably require and (v) the opportunity to review such financial and operating data and other information with respect to the Company as the Purchaser and Acquisition Sub may from time to time reasonably request.

8.2      NEGATIVE COVENANTS OF THE COMPANY.

         During the Transition Period, without the prior written consent of the Purchaser and Acquisition Sub, except as expressly contemplated by this Agreement or the Related Documents, the Company shall not, and the Shareholders shall cause the Company not to:

              (a) make any distribution in respect of any of its capital stock, or make any payment or transfer consideration of any kind to any affiliate, director or officer of the Company or any affiliate or relative of any such affiliate, director or officer of the Company, other than (A) salary and ordinary course expense reimbursement; and (B) management bonuses payable in the ordinary course of business; provided that the Company will have the ability to pay cash dividends and agrees to inform the Purchaser and Acquisition Sub of the payment of those dividends;

              (b) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any securities in respect of, in lieu of, or in substitution for shares of its capital stock or repurchase, redeem or otherwise acquire any shares of its capital stock;

              (c) issue, deliver, pledge, encumber or sell, or authorize or propose the issuance, delivery, pledge, encumbrance or sale of, any shares of its capital stock or securities convertible into, or rights, warrants or options to acquire, any such shares of capital stock or other convertible securities or authorize or propose any change in its equity capitalization;

              (d) amend its Fundamental Documents;

              (e) acquire or agree to acquire by merging or consolidating with, or by purchasing any material portion of the capital stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

              (f) sell, transfer, lease, license, pledge, mortgage or otherwise dispose of any material asset (tangible or intangible);

              (g) delay or postpone the payment of accounts payable and other obligations and Liabilities or accelerate the collection of accounts receivable, other than in the ordinary course of business consistent with past custom and practice;

              (h) enter into any material Contract or any amendment to any material Contract or agreement, other than in the ordinary and usual course (it being agreed that ordinary course shall include, but not be limited to, agreements with customers providing for normal profit margins, renewal and extensions of existing debt and financing obligations, and purchases of raw materials or other inventory at prevailing prices);

              (i) make any single capital expenditure or commitment therefor exceeding $50,000 for addition to property, plant or equipment;

              (j) enter into any employment Contract or collective bargaining agreement, written or oral, or modify the terms of any such existing Contract;

              (k) make any Tax elections or settle or compromise any Tax liability;

              (l) grant any increase in the base compensation of any officer or employee of the Company, other than in the ordinary course of business consistent with past custom and practice;

              (m) adopt, amend, modify or terminate any bonus, profit-sharing, incentive, severance or other plan, Contractor commitment for the benefit of any officer or employee of the Company;

              (n) other than as contemplated by this Agreement or any Related Document, enter into any transaction with any officer, employee or Affiliate of the Company (or any director, officer or employees of such Affiliate), other than ordinary course employment arrangements entered into in accordance with past custom or practice;

              (o) intentionally take any action which would require disclosure under SECTION 8.1(c); or

              (p) authorize any of the foregoing or enter into any agreement to do any of the foregoing.

8.3      CONFIDENTIALITY.

         Each of the Shareholders agrees that all confidential or proprietary information or work products relating to the Subject Business that are known to such Shareholder as of the Closing Date are the sole property of the Company. The Shareholders agree that they will not use or disclose such information or work product except for the benefit of the Company, and the Shareholders will take reasonable steps to protect such information and work product from misuse, loss, theft or accidental disclosure.

8.4      CONSENTS.

         Each party shall use its reasonable best efforts, and the other parties shall cooperate with such efforts, to obtain any consents and approvals of, or effect the notification of or filing with, each Person or authority, whether private or governmental, whose consent or approval is required in order to permit the consummation of the transactions contemplated hereby.

8.5      EFFORTS TO CONSUMMATE.

         Subject to the terms and conditions herein provided, the parties shall use their best efforts and shall do, or cause to be done, all such reasonable acts and things as may be necessary, proper or advisable, consistent with all applicable Laws, to consummate and make effective the transactions contemplated hereby as soon as reasonably practicable.

8.6      NOTICE OF PROSPECTIVE BREACH.

         Each party shall immediately notify the other parties in writing upon the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty of such notifying party contained in this Agreement to be untrue or inaccurate in any material respect at any time during the Transition Period as if such representation and warranty were made at such time or (b) any material failure of such notifying party or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

8.7      PUBLIC ANNOUNCEMENTS.

         Each party agrees that, except (a) as otherwise required by Law and (b) for disclosure to its respective directors, officers, employees, financial advisors, potential financing sources and their advisors, legal counsel, independent certified public accountants or other agents, advisors or representatives on a need-to-know basis, at all times prior to the Closing Date it will not issue any reports, statements or releases, in each case pertaining to this Agreement or the transactions contemplated hereby, without the prior written consent of the Company or the Purchaser and Acquisition Sub, as the case may be, which consent shall not unreasonably be withheld or delayed; PROVIDED, HOWEVER, that with respect to any disclosure made pursuant to clause (a) above, each party shall provide the other party with a copy of such disclosure prior to its dissemination.

8.8      NEGOTIATION WITH OTHERS; DISPOSITION AND VOTING OF SECURITIES.

              (a) During the Transition Period, the Company and the Shareholders shall deal exclusively with the Purchaser and Acquisition Sub regarding the acquisition of or investment in the Company, whether by way of merger, purchase of capital stock, purchase of assets or otherwise (a "POTENTIAL TRANSACTION") and, without the prior written consent of the Purchaser and Acquisition Sub, neither the Company nor the Shareholders shall, directly or indirectly, (i) solicit, initiate discussions with or engage in negotiations with any Person (whether such negotiations are initiated by the Company, the Shareholders or otherwise), other than the Purchaser, Acquisition Sub and its Affiliates or a party designated by the Purchaser and Acquisition Sub, relating to a Potential Transaction, (ii) provide information or documentation with respect to the Company or the Subject Business, to any Person, other than the Purchaser, Acquisition Sub or a party designated by the Purchaser and Acquisition Sub, relating to a Potential Transaction or (iii) enter into an agreement with any Person, other than the Purchaser, Acquisition Sub or any Affiliate thereof, providing for any Potential Transaction. If the Company or any Shareholder receives an unsolicited inquiry, offer or proposal relating to any of the above, the Company or such Shareholder shall immediately notify the Purchaser and Acquisition Sub thereof, including information as to the content and terms of such proposal.

              (b) During the Transition Period, each Shareholder, as to itself, shall:

                  (i) without the prior written consent of the Purchaser and Acquisition Sub, refrain from transferring, selling or assigning to any Person, or agreeing in any manner to transfer, sell or assign to any Person, or pledge, encumber, deposit in a voting trust or grant a proxy with respect to, any securities of the Company presently or hereafter owned or controlled by him, her or it;

                  (ii) refrain from soliciting or entering into any agreement or arrangement with any Person with respect to any transfer, sale or assignment of any securities of the Company other than with respect to the transactions contemplated hereby; and

                  (iii) other than with respect to the transactions contemplated hereby, vote the shares of capital stock of the Company presently or hereafter owned or controlled by such Shareholder against any merger, consolidation, sale of assets, reorganization, recapitalization, liquidation or winding up of the Company at every meeting of Shareholders of the Company called therefor and at every adjournment thereof (or withhold consent in writing to any such action proposed to be taken by written consent in lieu of a meeting).

              (c) The parties recognize and acknowledge that a breach by the Company or any Shareholder of SECTION 8.8 will cause irreparable and material loss and damage to the Purchaser and Acquisition Sub as to which it will not have an adequate remedy at law or in damages. Accordingly, each party acknowledges and agrees that the issuance of an injunction or other equitable remedy is an appropriate remedy for any such breach; PROVIDED, HOWEVER; that the remedies provided for herein shall be cumulative and shall not preclude Purchaser and the Acquisition Sub from seeking any other remedies against the Company.

8.9      RELEASE.

              (a) Anything contained herein to the contrary notwithstanding, effective as of the Closing Date, in consideration of the mutual covenants and agreements contained herein, including, without limitation, the cash and securities to be received by the Shareholders hereunder, each Shareholder hereby irrevocably releases and forever discharges the Company (for the benefit of the Company, the Purchaser and their respective parents, subsidiaries, Affiliates, divisions and predecessors and respective past and present directors, officers, employees and agents, and each of their respective successors, heirs, assigns, executors and administrators (collectively, the "RELEASED PERSONS")) of and from all manner of action and actions, cause and causes of action, suits, rights, debts, dues, sums of money, accounts, bonds, bills, covenants, Contracts, controversies, omissions, promises, variances, trespasses, damages, Liabilities, judgments, executions, claims and demands whatsoever, in law or in equity which against the Released Persons such Shareholder ever had, now has or which it hereafter can, shall or may have, whether known or unknown, suspected or unsuspected, matured or unmatured, fixed or contingent, for, upon or by reason of any matter or cause arising at any time on or prior to the Closing Date.

              (b) Each Shareholder specifically represents and warrants to the Released Persons that such Shareholder has not assigned any such claim set forth in paragraph (a) above, and agrees to indemnify and hold harmless the Released Persons from and against any and all losses or damages arising from or in any way related to (i) any such assignment, and (ii) any action by any third party arising from or in any way related to the relationship among such Shareholders and the Released Persons, which is the subject of SECTION 8.9.

8.10     RELATIONSHIPS WITH VENDORS AND CUSTOMERS.

         From and after the date hereof, neither the Company nor any Shareholder shall take or fail to take any action which could reasonably be expected to, directly or indirectly, have an adverse effect on the business or operations of the Company after the Closing, or on the business relationship between the Company or the Purchaser and any vendor, supplier or customer thereof.

                                   ARTICLE IX

                                   CONDITIONS

9.1      CONDITIONS TO EACH PARTY'S OBLIGATIONS.

         The respective obligations of each party to effect the transactions contemplated hereby are subject to the satisfaction prior to the Closing Date of the conditions set forth below, unless waived (to the extent such conditions can be waived) by the Purchaser, Acquisition Sub, the Company or the Shareholders, as applicable.

              (a) APPROVALS. All authorizations, consents, Orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated hereby shall have been obtained or made.

              (b) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other Order issued by any Governmental Entity nor other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

              (c) STATUTES. No action shall have been taken or threatened, and no Law or Order shall have been enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity that would (i) make the consummation of the transactions contemplated hereby illegal or substantially delay the consummation of any material aspect of the transactions contemplated hereby, (ii) compel the Company, the Shareholders, Acquisition Sub or the Purchaser to dispose or hold separate all or a material portion of the business or assets of such Person as a result of the consummation of the transactions contemplated hereby (iii) render any party unable to consummate the transactions contemplated hereby.

9.2      CONDITIONS TO OBLIGATIONS OF THE PURCHASER AND ACQUISITION SUB.

         The obligations of the Purchaser and Acquisition Sub to consummate the transactions contemplated hereby are subject to the satisfaction of the conditions set forth below, unless waived (to the extent such conditions can be waived) by the Purchaser and Acquisition Sub.

              (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by the Company and the Shareholders in this Agreement (including the Disclosure Letter) shall be true and correct in all material respects (except for such

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representations and warranties which are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) at and as of the Closing Date with the same effect as if such representations and warranties had been made at and as of the Closing Date, and the Purchaser and Acquisition Sub shall have received a certificate signed by the Shareholders and the Chief Executive Officer, or any other duly appointed officer, of the Company to that effect.

              (b) PERFORMANCE OF OBLIGATIONS. The Company and the Shareholders shall have performed and complied with in all material respects all obligations and covenants required to be performed and complied with by them under this Agreement as of the Closing Date, and the Purchaser and Acquisition Sub shall have received a certificate signed by the Shareholders and the Chief Executive Officer, or any other duly appointed officer, of the Company to that effect.

              (c) AUTHORIZATION. All action necessary to authorize the execution, delivery and performance of this Agreement and the Related Documents by the Company and the Shareholders and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the requisite shareholder approvals, shall have been duly and validly taken by the Company and the Shareholders, and the Company and the Shareholders shall have full power and right to consummate the transactions contemplated hereby and thereby on the terms provided herein.

              (d) OPINION OF THE COUNSEL TO THE COMPANY AND THE SHAREHOLDERS. The Purchaser and Acquisition Sub shall have received an opinion of Dismuke & Waters, counsel for the Company and the Shareholders, dated the Closing Date, in substantially the form attached hereto as EXHIBIT C.

              (e) CONSENTS AND APPROVALS. The Purchaser and Acquisition Sub shall have received duly executed copies of all consents and approvals in form and substance satisfactory to the Purchaser and Acquisition Sub and its counsel, that are (i) required for consummation of the transactions contemplated hereby or (ii) that are required in order to prevent a breach of or a default under or a termination of any Contract to which the Company is a party or to which any portion of property of the Company is subject.

              (f) GOVERNMENT CONSENTS, AUTHORIZATIONS, ETC. All consents, authorizations, Orders or approvals of, and filings or registrations with, any Governmental Entity which are required for or in connection with the execution and delivery by the Company, and the Shareholders of this Agreement and the Related Documents and the consummation by the Company, and the Shareholders of the transactions contemplated hereby and thereby shall have been obtained or made.

              (g) ABSENCE OF MATERIAL ADVERSE CHANGE. Since the Latest Balance Sheet Date, there shall have been no Material Adverse Change with respect to the Company.

              (h) CLOSING DOCUMENTS. The Purchaser and Acquisition Sub shall have received duly executed copies of the closing deliverables set forth in
SECTION 2.8(a), and such documents shall be in full force and effect.

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              (i) FINANCING. The Purchaser shall have obtained on terms and conditions satisfactory to Purchaser in its sole discretion all of the financing needed in order to consummate the transactions contemplated hereby.

              (j) ENVIRONMENTAL. The Purchaser and Acquisition Sub and their representatives shall have satisfactorily completed the environmental audits and analyses with respect to the Real Property and other potential liability under Environmental, Health and Safety Laws, and the results of such audits and analyses shall be satisfactory to the Purchaser and Acquisition Sub in its sole discretion.

              (k) 401(k) PLAN. The Company shall have terminated its 401(k) plan effective immediately prior to the Closing, and a copy of the resolutions of the board of directors terminating such plan shall have been delivered to the Purchaser and Acquisition Sub.

              (l) SHAREHOLDERS' EXPENSES. The Company and the Shareholders shall have delivered to the Purchaser a correct and complete schedule of all Shareholders' Expenses incurred by or on behalf of the Company and the Shareholders through the Closing Date that are unpaid as of the Closing Date to be deducted from the Closing Consideration, and the Purchaser shall have received a certificate signed by a duly authorized officer of the Company and the Shareholders certifying as to the accuracy thereof.

              (m) PAYMENT AND CANCELLATION OF THE FUNDED INDEBTEDNESS AND CAPITAL LEASE OBLIGATIONS. The Company shall have delivered to the Purchaser duly executed letter agreements in form and substance reasonably satisfactory to the Purchaser and its counsel, providing for (i) the payment and cancellation of all of the Funded Indebtedness and Capital Lease Obligations as of the Closing Date and (ii) the release of any Encumbrances on the assets of the Company relating thereto.

              (n) KVL PROMISSORY NOTE. The arrangements made with respect to the payment in full by KVL to the Company of the aggregate amount outstanding under that certain promissory note in the principal amount of $1,025,000, shall be satisfactory to the Purchaser in its sole discretion.

9.3      CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS.

         The obligations of the Company and the Shareholders to consummate the transactions contemplated hereby are subject to the satisfaction of the conditions set forth below, unless waived (to the extent such conditions can be waived) by the Shareholders and the Company.

              (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by the Purchaser and Acquisition Sub in this Agreement shall be true and correct in all material respects (except for such representations and warranties which are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) at and as of the Closing Date with the same effect as if such representations and warranties had been made at and as of the Closing Date, and the Shareholders shall have received a certificate signed by a duly authorized officer of the Purchaser and Acquisition Sub to that effect.

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              (b) PERFORMANCE OF OBLIGATIONS. The Purchaser and Acquisition Sub
shall have performed and complied with in all material respects its obligations and covenants required to be performed and complied with under this Agreement prior to or as of the Closing Date, and the Shareholders ' Representative shall have received a certificate signed by a duly authorized officer of the Purchaser and Acquisition Sub to that effect.

              (c) AUTHORIZATION. All action necessary to authorize the execution, delivery and performance of this Agreement and the Related Documents by the Purchaser and Acquisition Sub and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by the Purchaser and Acquisition Sub and the Purchaser and Acquisition Sub shall have the full power and right to consummate the transactions contemplated hereby and thereby on the terms provided herein.

              (d) OPINION OF COUNSEL THE PURCHASER AND ACQUISITION SUB. The Shareholders shall have received an opinion of O'Sullivan Graev & Karabell, LLP, counsel for the Purchaser and Acquisition Sub, dated the Closing Date, in substantially the form attached hereto as EXHIBIT D.

              (e) GOVERNMENT CONSENTS, AUTHORIZATIONS, ETC. All consents, authorizations, Orders or approvals of, and filings or registrations with, any Governmental Entity which are required for or in connection with the execution and delivery of this Agreement and the Related Documents by the Purchaser and Acquisition Sub and the consummation by the Purchaser and Acquisition Sub of the transactions contemplated hereby and thereby shall have been obtained or made.

              (f) CLOSING DOCUMENTS. The Company and the Shareholders shall have received duly executed copies of the closing documents set forth in SECTION 2.8(b), and such documents shall be in full force and effect.

                                   ARTICLE X

                                 INDEMNIFICATION

10.1     INDEMNIFICATION GENERALLY; ETC.

         From and after the Closing Date:

              (a) BY THE SHAREHOLDER GROUP IN FAVOR OF THE PURCHASER. Each member of the Shareholder Group jointly and severally agrees to indemnify and hold harmless the Purchaser Group for any and all Losses they may suffer, sustain or incur as a result of:

                  (i) the inaccuracy or breach of any representation or warranty of the Company contained in ARTICLE VI or in the Disclosure Letter, any Related Document or any certificate delivered in connection herewith at or before the Closing; or

                  (ii) the breach of any agreement or covenant of the Company contained in this Agreement or in the Disclosure Letter or any Related Document; or

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                  (iii) any and all Shareholders' Expenses not deducted from the
         Closing Consideration pursuant to SECTION 3.1 hereof; or

                  (iv) the assertion of any claim, demand or Liability against any member of the Purchaser Group arising from or in connection with any assertion by any current or former shareholders (excluding the Purchaser), warrantholder, optionholder or other securityholder of the Company or the heirs, representatives or estate thereof, of any impropriety with respect to (A) any actions or transactions of or involving the Company prior to or at the Closing and (B) the transactions contemplated by this Agreement and the Related Documents (other than breach by the Purchaser of its obligations hereunder); or

                  (v) the assertion of any claim, demand or Liability against any member of the Purchaser Group arising from or in connection with any product sold or distributed by the Company prior to or on the Closing Date; or

                  (vi) (A) any Liability arising pursuant to any Environmental, Health, or Safety Laws, whether or not set forth in the Disclosure Letter, with respect to any environmental condition existing, or event occurring, (1) on or before the Closing Date with respect to the Real Property, or (2) at any time with respect to any property owned, leased, or used by the Company, or any predecessor of the Company other than the Real Property, or (B) any Liability arising pursuant to any Environmental, Health or Safety Laws with respect to the generation, storage, treatment, disposal, transportation, shipment offsite, or other management of Hazardous Materials by the Company or any predecessor of the Company on or before the Closing Date, where such predecessor was a Person whose liabilities for environmental matters the Company has succeeded, in whole or in part, pursuant to Environmental, Health or Safety Laws, Contract, common Law or operation of Law;

                  (vii) the assertion of any claim, demand or Liability against any member of the Purchaser Group arising from or in connection with the existence of regulated asbestos containing material in any area of the Company's facilities located in Fort Worth, Texas; or

                  (viii) any amount in excess of $7,500 incurred by the Purchaser Group in connection with the remediation and abatement of regulated asbestos containing material in the Company's facilities located in Fort Worth, Texas; or

                  (ix) the late transmittal of employee contributions from the Company to the investment manager of its 401(k) plan; or

                  (x) the assertion of any claim, demand or Liability in excess of $5,000 arising from or relating to the claims by Delene R. Velasquez against the Company.

                  (xi) Pre-Closing Taxes or the breach of a Tax Representation.

              (b) BY THE SHAREHOLDERS IN FAVOR OF THE PURCHASER GROUP. Each Shareholder and his, her or its successors, assigns, heirs, representatives and estate, as the case may be, agrees

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(severally and not jointly) to indemnify and hold harmless the Purchaser Group for any and all Losses they may suffer, sustain or incur as a result of:

                  (i) the untruth, inaccuracy or breach of any representation or warranty of such Shareholder contained in ARTICLE V of this Agreement or in the Disclosure Letter, any Related Document to which such Shareholder is a party or any certificate delivered by such Shareholder in connection herewith at or before the Closing; or

                  (ii) the breach by such Shareholder of any agreement or covenant to be performed by such Shareholder contained in this Agreement or in any Related Document to which such Shareholder is a party.

              (c) BY PURCHASER AND ACQUISITION SUB IN FAVOR OF THE SHAREHOLDERS. The Purchaser and Acquisition Sub agree to indemnify and hold harmless the Shareholders for any and all Losses they may suffer, sustain or incur as a result of:

                  (i) the inaccuracy or breach of any representation or warranty of the Purchaser or Acquisition Sub contained in ARTICLE VII or in any Related Document to which the Purchaser is a party or any certificate delivered by the Purchaser or Acquisition Sub in connection herewith or therewith at or before the Closing; or

                  (ii) the breach of any agreement or covenant of the Purchaser or Acquisition Sub to be performed by the Purchaser or Acquisition Sub contained in this Agreement or in any Related Document to which the Purchaser is a party.

10.2     LIMITATIONS ON INDEMNIFICATION.

         Anything contained herein to the contrary notwithstanding:

              (a) INDEMNITY BASKETS FOR THE SHAREHOLDER GROUP. The Purchaser Group shall not have the right to be indemnified pursuant to SECTION 10.1(A)(I) for breaches of representations and warranties unless and until the Purchaser Group shall have incurred on a cumulative basis since the Closing Date aggregate Losses in an amount exceeding $250,000, in which event the right to be indemnified shall apply only to the extent such Losses exceed $250,000; PROVIDED, HOWEVER, that in no event shall the limitations set forth in this
SECTION 10.2(a) apply to the rights of the Purchaser to be indemnified pursuant to (i) SECTION 10.1(a)(i) with respect to the representations and warranties set forth in SECTIONS 6.3, 6.4(a), 6.8, 6.17, 6.18, 6.19 and willful breaches and
(ii) SECTIONS 10.1(a)(ii) THROUGH (iv) AND (vi) THROUGH (xi).

              (b) INDEMNITY LIMITATIONS FOR THE SHAREHOLDER GROUP. The sum of all Losses pursuant to which indemnification is payable by the Shareholder Group pursuant to SECTION 10.1(a)(i) shall not exceed $5,000,000 in the aggregate; PROVIDED, HOWEVER, that in no event shall the limitations set forth in this
SECTION 10.2(b) apply to the rights of the Purchaser Group to be indemnified pursuant to (i) SECTION 10.1(a)(i) with respect to the representations and warranties set forth in SECTIONS 6.3, 6.4(a), 6.8, 6.17, 6.18, 6.19 and willful breaches and (ii) SECTIONS 10.1(a)(ii) THROUGH (iv) AND (vi) THROUGH (xi).

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              (c) INDEMNITY BASKETS FOR THE PURCHASER GROUP. The Shareholders
shall not have the right to be indemnified pursuant to SECTION 10.1(c)(i) for breaches of representations and warranties unless and until the Shareholders shall have incurred on a cumulative basis since the Closing Date aggregate Losses in an amount exceeding $250,000 in which event the right to be indemnified shall apply only to the extent such Losses exceed $250,000; PROVIDED, HOWEVER, that in no event shall the limitations set forth in this
SECTION 10.2(c) apply to the rights of the Shareholders to be indemnified pursuant to SECTION 10.1(c)(i) with respect to the representations and warranties set forth in SECTIONS 7.2(a) and 7.6 and willful breaches.

              (d) INDEMNITY LIMITATIONS FOR THE PURCHASER GROUP. The sum of all Losses pursuant to which indemnification is payable by the Purchaser and Acquisition Sub pursuant to SECTION 10.1(c)(i) shall not exceed $5,000,000 in the aggregate; PROVIDED, HOWEVER, that in no event shall the limitations set forth in this SECTION 10.2(d) apply to the rights of the Shareholders to be indemnified pursuant to (i) SECTION 10.1(c)(i) with respect to the representations and warranties set forth in SECTIONS 7.2(a) and 7.6 and willful breaches and (ii) SECTION 10.1(c)(ii).

10.3     ASSERTION OF CLAIMS; PAYMENT OF CLAIMS; RIGHT OF SETOFF.

              (a) No claim shall be brought under SECTION 10.1 unless the Indemnified Persons, or any of them, at any time prior to the applicable Survival Date, give the Indemnifying Persons (i) written notice of the existence of any such claim, specifying the nature and basis of such claim and the amount thereof, to the extent known or (ii) written notice pursuant to SECTION 10.4 of any Third Party Claim, the existence of which might give rise to such a claim. Upon the giving of such written notice as aforesaid, the Indemnified Persons, or any of them, shall have the right to commence legal proceedings subsequent to the Survival Date for the enforcement of their rights under SECTION 10.1.

              (b) Any obligation of any Shareholder or the Shareholder Group, as applicable, to indemnify the Purchaser Group shall be satisfied, to the extent available, from the Earnout Amount, if any, or, at the option of the Purchaser, by decreasing the Liquidation Preference pursuant to SECTION 10.7 by an amount equal to the amount of the indemnification obligation. In the event that the Preferred Stock has been redeemed, the indemnification obligation exceeds the amount of the Liquidation Preference or satisfying the indemnification obligation by decreasing the Liquidation Preference is not otherwise permitted (by reason of SECTION 10.7 or otherwise), then the indemnification obligation shall be satisfied by payment of cash. Any obligation of the Purchaser, Acquisition Sub or the Purchaser Group, as applicable, to indemnify the Shareholders shall be satisfied by, at the option of the Purchaser, (i) increasing the Liquidation Preference of the Purchaser Preferred Stock in accordance with SECTION 10.7 below or (ii) payment of cash by the Purchaser or any Affiliate. Anything contained in this SECTION 10.3(b) to the contrary notwithstanding, the settlement of the adjustments set forth in SECTIONS 4.1(c) and 4.2(b) shall be made by adjustment to the Liquidation Preference as set forth therein, and not by offset to the Earnout Amount.

              (c) The Purchaser Group shall have the right to set-off against amounts owed by any member of the Purchaser Group for (i) any amount owed by the Shareholder Group to any member of the Purchaser Group under this Agreement or otherwise and (ii) any Losses incurred as a result of the indemnification events set forth in SECTIONS 10.1(a). In the event of the election

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by any member of the Purchaser Group to exercise any right of set-off under this paragraph, the appropriate member of the Purchaser Group shall deliver a written notice to the Shareholders specifying the specific right of set-off to be exercised and the amount thereof.

              (d) Notwithstanding the foregoing, an indemnity claim with respect to Taxes (made pursuant to SECTION 10.1(a)(xi) or otherwise) shall be due and payable in cash upon the sooner of (i) the filing of a Tax return that requires payment of indemnified Taxes or (ii) the receipt of notice from a Taxing authority that indemnified Taxes are due and payable.

10.4     NOTICE AND DEFENSE OF THIRD PARTY CLAIMS.

         The obligations and Liabilities of an Indemnifying Person with respect to Losses resulting from the assertion of Liability by third parties (other than with respect to Taxes) (each, a "THIRD PARTY CLAIM") shall be subject to the terms and conditions set forth below.

              (a) The Indemnified Persons shall promptly give written notice to the Indemnifying Persons of any Third Party Claim which might give rise to any Loss by the Indemnified Persons, stating the nature and basis of such Third Party Claim, and the amount thereof to the extent known; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Persons in notifying any Indemnifying Persons shall relieve the Indemnifying Persons from any Liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Persons thereby is prejudiced by the delay. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including, without limitation, any summons, complaint or other pleading which may have been served, any written demand or any other document or instrument.

              (b) If the Indemnifying Persons shall acknowledge in a writing delivered to the Indemnified Persons that the Indemnifying Persons shall be obligated under the terms of their indemnification obligations hereunder in connection with such Third Party Claim, then the Indemnifying Persons shall have the right to assume the defense of any Third Party Claim at their own expense and by their own counsel, which counsel shall be reasonably satisfactory to the Indemnified Persons; PROVIDED, HOWEVER, that the Indemnifying Persons shall not have the right to assume the defense of any Third Party Claim, notwithstanding the giving of such written acknowledgment, if (i) the claim seeks only an injunction or other equitable relief, (ii) the Indemnified Persons shall have been advised by counsel that there are one or more legal or equitable defenses available to them which are different from or in addition to those available to the Indemnifying Persons, and, in the reasonable opinion of the Indemnified Persons, counsel for the Indemnifying Persons could not adequately represent the interests of the Indemnified Persons because such interests could be in conflict with those of the Indemnifying Persons, (iii) such action or Proceeding involves, or could have a material effect on, any material matter beyond the scope of the indemnification obligation of the Indemnifying Persons, (iv) the Indemnifying Persons shall not have assumed the defense of the Third Party Claim in a timely fashion, or (v) the Indemnifying Persons do not possess the requisite financial capacity to conduct the defense and provide indemnification if it is unsuccessful.

              (c) If the Indemnifying Persons shall assume the defense of a Third Party Claim (under circumstances in which the proviso to the first sentence of SECTION 10.4(b) is not

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applicable), the Indemnifying Persons shall not be responsible for any legal or other defense costs subsequently incurred by the Indemnified Persons in connection with the defense thereof. If the Indemnifying Persons do not exercise their right to assume the defense of a Third Party Claim by giving the written acknowledgement referred to in SECTION 10.4(b), or are otherwise restricted from so assuming by the proviso to the first sentence of SECTION 10.4(b), the Indemnifying Persons shall nevertheless be entitled to participate in such defense with their own counsel and at their own expense; and in any such case, the Indemnified Persons may assume the defense of the Third Party Claim, with counsel which shall be reasonably satisfactory to the Indemnifying Persons, and shall act reasonably and in accordance with their good faith business judgment and shall not effect any settlement without the consent of the Indemnifying Persons, which consent shall not unreasonably be withheld or delayed.

              (d) If the Indemnifying Persons exercise their right to assume the defense of a Third Party Claim, they shall not make any settlement of any claims without the written consent of the Indemnified Persons, which consent shall not be unreasonably withheld.

10.5     SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         Subject to the further provisions of this SECTION 10.5, the representations and warranties of the Shareholders contained in ARTICLE V, the representations and warranties of the Shareholders and the Company contained in
ARTICLE VI and the representations and warranties of the Purchaser contained in
ARTICLE VII shall survive the Closing Date until May 14, 2002; PROVIDED, HOWEVER, that (i) the representations and warranties of the Shareholders and the Company contained in SECTIONS 5.1, 5.2(a), 6.3, 6.4(a), 6.17, 6.18 and 6.19 and the representations and warranties of the Purchaser contained in SECTIONS 7.2(a) and 7.6 shall survive the Closing Date without any time limit and (ii) the representations and warranties set forth in SECTIONS 6.8 and 6.16 shall survive the Closing Date until the expiration of the statute of limitations, if any, applicable to the matters set forth therein. The covenants and other agreements of the parties contained in this Agreement shall survive the Closing Date until they are otherwise terminated, whether by their terms or as a matter of applicable law. For convenience of reference, the date upon which any representation, warranty, covenant or other agreement contained herein shall terminate, if any, is referred to herein as the "SURVIVAL DATE".

10.6     NO THIRD PARTY RELIANCE.

         Anything contained herein to the contrary notwithstanding, the representations and warranties of the Company and the Shareholders contained in this Agreement (including, without limitation, the Disclosure Letter) (a) are being given by the Company and the Shareholders as an inducement to the Purchaser and Acquisition Sub to enter into this Agreement (and the Company and the Shareholders acknowledge that the Purchaser and Acquisition Sub have expressly relied thereon) and (b) are solely for the benefit of the Purchaser, Acquisition Sub, their Affiliates, successors and assigns. Accordingly, no third party or anyone acting on behalf of any thereof other than the Indemnified Persons, and each of them, shall be a third party or other beneficiary of such representations and warranties and no such third party shall have any rights of contribution against the Company with respect to such representations or warranties or any matter subject to or resulting in indemnification under this
ARTICLE X, or otherwise.

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10.7     ADJUSTMENTS TO PURCHASER PREFERRED STOCK.

              (a) ADJUSTMENT OF LIQUIDATION PREFERENCE. In the event that this Agreement requires an increase or decrease in the Liquidation Preference of the Purchaser Preferred Stock, such increase or decrease shall be made pro rata, with respect to each share of Purchaser Preferred Stock that has not been converted into Class B Non-Voting Common Stock, in a manner so that each such share's Liquidation Preference is increased or decreased, as the case may be, by the same percentage. For example, if the aggregate Liquidation Preference prior to an adjustment is $10,000,000, and the Liquidation Preference is to be decreased by the aggregate amount of $1,000,000, then each share of outstanding Purchaser Preferred Stock shall have its Liquidation Preference decreased by 10%.

              (b) ADJUSTMENT IN NUMBER OF SHARES OF COMMON STOCK. In addition, in the event that this Agreement requires an increase or decrease in the Liquidation Preference of the Purchaser Preferred Stock, then, as promptly as practicable following the determination of the amount by which the Liquidation Preference is to be increased or decreased, the number of shares of Class B Non-Voting Common Stock into which the shares of Purchaser Preferred Stock are convertible shall be adjusted to such number of shares such that the aggregate anticipated return on the ownership of the Purchaser Preferred Stock will approximate those returns set forth on SCHEDULE 10.7 hereto (calculated in a manner consistent with the procedures set forth on SCHEDULE 10.7, including the use of the assumed valuations for the Class B Non-Voting Common Stock as set forth therein). The Shareholders acknowledge and agree that SCHEDULE 10.7 includes forward-looking projections with respect to the value of the Purchaser's capital stock, and the Shareholders acknowledge and agree that neither the Purchaser, any of its affiliates nor any of their respective officers, representatives or employees have made any representation or warranty, express or implied, as to the achievement of such projections. The Shareholders and their successors, assigns, heirs, representatives and estate acknowledge and agree that the Purchaser, its affiliates and their respective officers, representatives and employees shall not be subject to any liability to the Shareholders or any other Person for the failure of the Purchaser's capital stock to achieve the anticipated return or the value or values set forth on
SCHEDULE 10.7.

              (c) LEGEND. Each certificate evidencing shares of Purchaser Preferred Stock issued pursuant to this Agreement shall be stamped or otherwise imprinted with a legend in substantially the following form:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN ADJUSTMENT TO THE LIQUIDATION PREFERENCE AND CERTAIN OTHER TERMS PURSUANT TO THE AGREEMENT AND PLAN OF REORGANIZATION DATED AS OF MAY 14, 2001, AMONG THE ISSUER OF SUCH SECURITIES (THE "ISSUER") AND THE OTHER PARTIES THERETO. A COPY OF SUCH TERMS WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

              (d) In the event that (i) the parties are not in agreement as to whether, or the amount by which, the Liquidation Preference is to be increased or decreased, and/or (ii) the parties are not in agreement as to the number of shares of Class B Non-Voting Common Stock into which the Purchaser Preferred Stock is then convertible (the "Conversion Shares"), then, if such disagreement exists at the time of a Sale of the Corporation (as defined in the Certificates of Designation for the Purchaser Preferred Stock), the parties shall, upon the consummation of the Sale of the Corporation, establish an escrow account. The Purchaser, on one hand, and the Shareholders, on the other hand, shall propose the amount of the aggregate Liquidation Preference and/or number of Conversion Shares that such party believes to be the correct amount. The proposal which contains the higher amount of Liquidation Preference and/or number of Conversion Shares, as applicable, shall be referred to as the "Maximum Proposal", and the lower amount shall be referred to as the "Minimum Proposal". For purposes of the Sale of the Corporation, the Maximum Proposal shall be deemed to be the proper amounts, and out of their proceeds from the Sale of the Corporation the Shareholders shall place in escrow an amount of cash equal to the difference between the actual amount of proceeds received by the Shareholders in the Sale of the Corporation and the actual amount of proceeds that the Shareholders would have received if the Liquidation Preference and the number of Conversion Shares contained in the Minimum Proposal had been used for purposes of the Sale of the Corporation. Upon final resolution of the dispute regarding the Liquidation Preference and/or the amount of Conversion Shares, the escrow amount (plus earnings thereon, if any) shall be distributed to those parties who would have been entitled to such amount upon the consummation of the Sale of the Corporation if the dispute had been resolved prior to the Sale of the Corporation, or in such other manner as the recipients of such proceeds shall otherwise agree. Anything contained in this Agreement to the contrary notwithstanding, the Shareholders hereby consent to the assignment by the Purchaser to its shareholders (other than the Shareholders) or any representative thereof the rights of the Purchaser hereunder to resolve the dispute referred to in this paragraph.

10.8     CLOSING CONSIDERATION ADJUSTMENT.

         The parties hereto agree that any indemnity payment made under this Agreement shall, to the extent permitted by Law, be treated by the parties hereto as an adjustment to the Closing Consideration.

                                   ARTICLE XI

                              ADDITIONAL AGREEMENTS

11.1     EXPENSES.

         Except as otherwise expressly provided herein, each of the Company and the Shareholders, on one hand, and the Purchaser and Acquisition Sub, on the other hand, shall bear their own expenses in connection with the preparation for and consummation of the transactions contemplated hereby (the "TRANSACTION EXPENSES"); PROVIDED, HOWEVER, that if the transactions contemplated hereby are consummated, all Transaction Expenses incurred by the Company (whether incurred on behalf of the Company and/or the Shareholders) shall be borne by the Shareholders, be deemed to be Shareholders' Expenses and be deducted from the Closing Consideration in accordance with the terms of SECTION 3.1 (or, to the extent not determinable at the Closing, the Shareholders shall pay such expenses after the Closing), and such expenses shall not in any event be the responsibility of the Company, the Purchaser, Acquisition Sub or any Affiliate of the Purchaser. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

11.2     NONCOMPETITION; NON-SOLICITATION.

              (a) The Shareholders acknowledge that the Subject Business has been conducted by the Company, and substantial sales and offers of the Company's products have been made, throughout North America, and acknowledges and recognizes the highly competitive nature of the industry in which the Subject Business is involved. Accordingly, in consideration of the premises contained herein, the consideration to be received hereunder and in consideration of and as an inducement to the Purchaser and Acquisition Sub to consummate the transactions contemplated hereby, the Shareholders shall not, during the period of time beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (the "NON-COMPETE PERIOD"), directly or indirectly, own, manage, control, participate in, consult with, render services for, or in any manner engage in or represent (whether for profit or not) any business within any Restricted Territory that is competitive with the Subject Business or any product of the Subject Business as the Subject Business is conducted or proposed to be conducted from and after the Closing Date. Notwithstanding anything to the contrary contained herein, in the event that Timothy Kilpatrick or Kevin Kilpatrick is terminated by Berry Plastics without "cause" (as such term is used and defined in the Employment Agreements), the provisions of this SECTION 11.2(A) shall terminate with respect to such terminated employee on the first anniversary of the Termination Date (as defined in the Employment Agreements), provided that for so long as either (i) the Purchaser directs Berry Plastics to extend the duration of severance compensation payments under SECTION 8(b)(ii) of such terminated employee's Employment Agreement, and Berry Plastics does so extend and pay, or (ii) the Purchaser pays dividends on the Purchaser Preferred Stock in an amount equal to or greater than the amount of the severance payments described in SECTION 8(b)(ii) of such Employment Agreement (either of which actions in clause (i) or (ii) may be taken in the Purchaser's sole discretion), the provisions of this SECTION 11.2(a) shall continue to apply to such terminated employee; provided further, that if the Purchaser Preferred Stock held by the Shareholders is redeemed at any time, in full or in part, the provisions of this SECTION 11.2(a) shall continue to apply to such terminated employee, and neither the Purchaser nor Berry Plastics need take any of the actions described in clauses (i) and (ii) above. As used in this Agreement, "RESTRICTED TERRITORY" means any portion of the United States, Canada and Mexico in which any product, process, good or service has heretofore been manufactured, provided, sold or offered or promoted for sale by the Company or the Subject Business during the three-year period preceding the Closing Date or with respect to which the Company or the Subject Business has devoted substantial expense in anticipation of launching into such geographic area a portion of the Subject Business at any time prior to the Closing Date. Nothing herein shall prohibit any Shareholder from investing in mutual funds or being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as such Shareholder has no active participation in the business of such corporation.

              (b) During the Non-Compete Period, no Shareholder shall directly or indirectly through another Person (i) induce or attempt to induce any employee of the Purchaser or the Surviving Corporation to leave the employ of the Purchaser or the Surviving Corporation or in any way interfere with the relationship between the Purchaser or the Surviving Corporation, on the one hand, and any employee thereof, on the other hand, (ii) hire any person who was an employee of the Purchaser or until six months after such individual's employment relationship with the Purchaser or the Surviving Corporation has been terminated or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Purchaser or the Surviving Corporation to cease doing business with the Purchaser or the Surviving Corporation, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, the Purchaser or the Surviving Corporation, on the other hand.

              (c) If, at the time of enforcement of this SECTION 11.2, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. The parties hereto acknowledge that money damages would be an inadequate remedy for any breach of this SECTION
11.2. Therefore, in the event of a breach or threatened breach of this SECTION 11.2, the Purchaser or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of this SECTION 11.2 (without posting a bond or other security).

11.3     USE OF NAME.

         None of the Shareholders shall allege or assert that the name "Pescor" or any variant thereof (the "Names") has become distinctive and unique and the Shareholders shall not allege or assert that the Names have not obtained secondary meaning, identifying the Names or any variant thereof as the source of goods associated with such Name. Each of the Shareholders undertakes in this Agreement as a matter of contract to refrain from (a) owning any interest, directly or indirectly, in, or becoming associated with or otherwise lending any aid or support to, any Person (other than the Company, the Purchaser or any Affiliate thereof) using the Names or (b) performing any service or offering any goods identified with the Names in a manner that is likely to cause confusion in the minds of ordinary purchasers, except on behalf of the Surviving Corporation, the Purchaser or any Affiliate thereof. In connection therewith, it is agreed that the undertaking under this SECTION 11.3 is of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and that the breach or threatened breach of the provisions of this
SECTION 11.3 would cause the Company, the Purchaser and their Affiliates irreparable harm. In the event of any such breach, the Company and the Purchaser shall be entitled, as a matter of right, to injunctive and other equitable relief without waiving any other rights which they may have to damages or otherwise.

11.4     RELATIONSHIPS WITH VENDORS AND CUSTOMERS.

         From and after the date hereof, neither the Company nor the Shareholders shall take or fail to take any action which could reasonably be expected to, directly or indirectly, have an adverse effect on the business or operations of the Surviving Corporation as of the Effective Time, or on the business relationship between the Surviving Corporation or the Purchaser and any vendor, supplier or customer thereof.

11.5     TERMINATION OF AFFILIATE TRANSACTIONS.

         The Shareholders agree that, effective as of the Effective Time and without any further action by the Company or the Shareholders, the Company shall be released from any and all obligations and liabilities under (a) the agreements set forth in the Disclosure Letter in response to SECTION 6.19 and
(ii) any and all agreements that were not, but by their terms should have been, set forth on SCHEDULE 6.19 to the Disclosure Letter, and all such agreements shall have no further force or effect as of the Closing; provided that the provisions of this SECTION 11.5 shall not apply to those arrangements set forth on SCHEDULE 11.5 to the Disclosure Letter.

11.6     7-ELEVEN CONSENT.

         The Shareholders shall exercise best efforts to obtain, within 30 days after the Closing Date, obtain, and cooperate with the Company in obtaining, the 7-Eleven Assignment which consent and assignment shall be in form and substance satisfactory to the Purchaser and the Surviving Corporation and their counsel.

11.7     CERTAIN TAX MATTERS.

              (a) All transfer, documentary, sales, use, registration and other such Taxes (including, but not limited to, all applicable real estate transfer or gains taxes and stock transfer Taxes), any penalties, interest and additions to Tax and fees resulting from or incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the Shareholders. Each party to this Agreement shall cooperate in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

              (b) The parties to this Agreement intend and agree that the Merger shall be taxed as a "reorganization" pursuant to SECTION 368(a)(1)(A) AND 368(a)(2)(d) of the Code and that each of the Company, Acquisition Sub and the Purchaser shall be a party to such reorganization. Each such party (i) represents that it does not believe that any conditions exist with respect to any facts or circumstances relating to such party that could reasonably be expected to prevent the Merger from qualifying as a "reorganization," and (ii) covenants to report the Merger as a "reorganization" on all Tax returns. If the aggregate consideration paid or to be paid to the Shareholders pursuant to this Agreement (taking into account any adjustments pursuant to SECTION 4.1(c), 4.2(b), 4.3(b), Article 10 or otherwise) is such that the proportion of cash exceeds an amount that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" for Federal tax purposes, then the parties shall adjust such consideration so that the Merger so qualifies.

              (c) The Shareholders jointly and severally represent and warrant (the "TAX REPRESENTATION") to the Purchaser and Acquisition Sub:

                  (i) Acquisition Sub will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the Company immediately prior to the Merger. For purposes of this representation, amounts paid by the Company to dissenters, amounts paid by the Company to shareholders who receive cash or other property, Company assets used to pay its Merger related expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Company immediately preceding the Merger, will be included as assets of the Company held immediately prior to the transaction.

                  (ii) No Shareholder has any plan or intention to sell to the Purchaser any Purchaser Preferred Stock acquired pursuant to the Merger.

                  (iii) The liabilities of the Company assumed by Acquisition Sub and the liabilities to which the transferred assets of the Company are subject were incurred by the Company in the ordinary course of its business.

                  (iv) The Shareholders and the Company will each pay their respective expenses incurred in connection with the Merger.

                  (v) The Company is not an investment company as defined in
         Section 368(a)(2)(F)(iii) and (iv) of the Code.

                  (vi) The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

                                  ARTICLE XII

                       TERMINATION; EFFECT OF TERMINATION

12.1     TERMINATION.

         This Agreement may be terminated at any time prior to the Closing by:

              (a) the mutual consent of the Purchaser and the Shareholders; or

              (b) the Purchaser, if there has been a breach by the Company or any Shareholder of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company or the Shareholders, which breach is material and which such party fails to cure within 10 Business Days after notice thereof is given by the Purchaser (except no cure period shall be provided for a breach which by its nature cannot be cured); or

              (c) the Shareholders, if there has been a breach by the Purchaser or Acquisition Sub of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Purchaser or Acquisition Sub, which breach is material and which such party fails to cure within 10 Business Days after notice thereof is given by the Shareholders (except no cure period shall be provided for a breach which by its nature cannot be cured); or

              (d) the Purchaser or the Shareholders, if the conditions set forth in SECTION 9.1 shall not have been satisfied or waived (to the extent they may be waived) by May 31, 2001; or

              (e) the Purchaser, if the conditions set forth in SECTION 9.2 shall not have been satisfied or waived (to the extent they may be waived) by May 31, 2001; or

              (f) the Shareholders, if the conditions set forth in SECTION 9.3 shall not have been satisfied or waived (to the extent they may be waived) by May 31, 2001; or

              (g) the Purchaser or the Shareholders, if any permanent injunction or other Order of a court or other competent authority preventing the Closing shall have become final and nonappealable;

PROVIDED, HOWEVER, that neither the Purchaser nor the Shareholders shall be entitled to terminate this Agreement pursuant to SECTION 12.1(d), (e) or (f) if such party's intentional breach (or, with respect to the Shareholders, the Company's intentional breach) of this Agreement has prevented the satisfaction of a condition. Any termination pursuant to SECTION 12.1(a) shall be effected by a written instrument signed by the Purchaser and the Shareholders, and any termination pursuant to SECTION 12.1 (other than a termination pursuant to SECTION 12.1(a)) shall be effected by written notice from the party or parties so terminating to the other parties hereto, which notice shall specify the Section hereof pursuant to which this Agreement is being terminated.

12.2     EFFECT OF TERMINATION.

         In the event of the termination of this Agreement as provided in
SECTION 12.1, this Agreement shall be of no further force or effect, except for
SECTION 8.7, SECTION 11.1, this SECTION 12.2 and ARTICLE XIII, each of which shall survive the termination of this Agreement; PROVIDED, HOWEVER, that the Liability of any party for any breach by such party of the representations, warranties, covenants or agreements of such party set forth in this Agreement occurring prior to the termination of this Agreement shall survive the termination of this Agreement and, in addition, in the event of any action for breach of contract in the event of a termination of this Agreement, the prevailing party shall be reimbursed by the other party to the action for reasonable attorneys' fees and expenses relating to such action.

                                  ARTICLE XIII

                            MISCELLANEOUS PROVISIONS

13.1     MODIFICATION AND AMENDMENT.

         This Agreement may not be amended or modified except by an instrument in writing signed on behalf of the Shareholders and the Purchaser.

13.2     EXTENSION; WAIVER.

         At any time prior to the Closing, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, and any such waiver shall not operate or be construed as a waiver of any subsequent breach by the other party.

13.3     ENTIRE AGREEMENT.

         This Agreement and the other agreements and documents referenced herein (including, but not limited to, the Disclosure Letter, the Related Documents and the Exhibits (in their executed form), attached hereto) contain all of the agreements among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements or understandings among the parties with respect thereto (including, but not limited to, the Amended and Restated Letter of Intent dated as of December 21, 2000 among the Purchaser, the Company, the Shareholders and KVL).

13.4     SEVERABILITY.

         It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the Law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.5     NO THIRD-PARTY BENEFICIARIES; SUCCESSORS AND ASSIGNS.

         Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, representatives, heirs and estates, as the case may be. Subject to the consent granted by the Shareholders in the last sentence of SECTION 10.7(d), this Agreement shall not be assignable by any party hereto without the consent of the other parties hereto; PROVIDED, HOWEVER, that anything contained herein to the contrary notwithstanding, the Purchaser and Acquisition Sub may, without the prior written consent of any other party, assign any or all of its rights and interests hereunder to any lender or lenders providing financing for the transactions contemplated hereby and/or to any wholly-owned subsidiary of the Purchaser.

13.6     NOTICES.

         All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, telecopied, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (i) if, prior to the Closing Date, to the Company, to:

                                    Pescor Plastics, Inc.
                                    3300 W. Bolt
                                    Fort Worth, Texas  76110
                                    Attention:     Timothy Kilpatrick
                                    Facsimile:     817-927-7542
                                    Telephone:     817-927-5471

                                    with a copy to:

                                    Dismuke & Waters
                                    2000 E. Lamar Boulevard, Suite 500
                                    Arlington, Texas  76006
                                    Attention:     William L. Dismuke, Esq.
                                    Facsimile:     817-265-7264
                                    Telephone:     817-277-2077

                  (ii) if to any Shareholder, to such Person at the address set forth on SCHEDULE I hereto with a copy to:

                                    Dismuke & Waters
                                    2000 E. Lamar Boulevard, Suite 500
                                    Arlington, Texas  76006
                                    Attention:     William L. Dismuke, Esq.
                                    Facsimile:     817-265-7264
                                    Telephone:     817-277-2077; and

                  (iii) if to the Purchaser, the Surviving Corporation or Acquisition Sub, to:

                                    BPC Holding Corporation
                                    c/o Berry Plastics Corporation
                                    101 Oakley Street
                                    Evansville, Indiana 47706
                                    Attention:     Martin R. Imbler
                                    Facsimile:     812-421-9604
                                    Telephone:     812-421-2904

                                    with a copy to:

                                    O'Sullivan Graev & Karabell, LLP
                                    30 Rockefeller Plaza
                                    New York, New York  10112
                                    Attention:     Michael J. O'Brien, Esq.
                                    Facsimile:     (212) 408-2420
                                    Telephone:     (212) 408-2400.

All such notices and other communications shall be deemed to have been given and received (i) in the case of personal delivery, on the date of such delivery,
(ii) in the case of delivery by facsimile, on the date of such delivery, (iii) in the case of delivery by nationally-recognized, overnight courier, on the Business Day following dispatch, and (iv) in the case of mailing, on the third Business Day following such mailing.

13.7     COUNTERPARTS AND FACSIMILE EXECUTION.

         This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other party, it being understood that all parties need not sign the same counterpart. Any counterpart or other signature to this Agreement or any Related Document that is delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery by such party of this Agreement or such Related Document.

13.8     GOVERNING LAW.

         THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

13.9     INCORPORATION OF EXHIBITS AND SCHEDULES.

         The Exhibits, Schedules and the Disclosure Letter identified in this Agreement are incorporated herein by reference and made a part hereof.

13.10    CONSTRUCTION.

         Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

13.11    REMEDIES.

         Subject to the provisions of SECTION 12.2, the parties shall each have and retain all other rights and remedies existing in their favor at law or equity, including, without limitation, any actions for specific performance and/or injunctive or other equitable relief (including, without limitation, the remedy of rescission) to enforce or prevent any violations of the provisions of this Agreement.

13.12    WAIVER OF JURY TRIAL.

         EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

13.13    INDEPENDENCE OF COVENANTS AND REPRESENTATIONS AND WARRANTIES.

         All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder. Each representation, warranty and covenant shall be given independent effect so that if a particular representation, warranty or covenant is breached the fact that another representation, warranty or covenant pertaining to the same or similar subject matter is not breached will not affect the breach or enforceability of such representation, warranty or covenant.

13.14    INTERPRETATION.

              (a) The headings of the sections of this Agreement are inserted as a matter of convenience and for reference only and in no way define, limit or describe the scope of this Agreement or the meaning of any provision of this Agreement.

              (b) The words "hereof", "herein", and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

              (c) Unless otherwise specifically stated to the contrary, references to sections, schedules and exhibits contained herein refer to the respective sections, schedules and exhibits in this Agreement.

              (d) Whenever the words "included", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

              (e) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

              (f) Whenever the context may require, any pronouns used herein shall indicate the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

                                   **********

                  IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement and Plan of Reorganization as of the date first written above.

                          BPC HOLDING CORPORATION



                          By:      /s/ James M. Kratochvil
                                   ---------------------------------------------
                                   Name: James M. Kratochvil
                                   Title:   Vice President and Secretary


                          PESCOR, INC.



                          By:      /s/  James M. Kratochvil
                                   ---------------------------------------------
                                   Name: James M. Kratochvil
                                   Title:   Vice President and Secretary

                          PESCOR PLASTICS, INC.



                          By:      /s/  Timothy S. Kilpatrick
                                   ---------------------------------------------
                                   Name: Timothy S. Kilpatrick
                                   Title:   President and Secretary


                          THE SHAREHOLDERS:


                          /s/  Timothy S. Kilpatrick
                          ------------------------------------------------------
                          Timothy S. Kilpatrick



                          /s/  Kevin K. Kilpatrick
                          ------------------------------------------------------
                          Kevin K. Kilpatrick

                          KSR FAMILY, LTD.
                          BY AND THROUGH ITS GENERAL PARTNER,
                          KEVIN K. KILPATRICK



                          By:      /s/  Kevin K. Kilpatrick
                                   ---------------------------------------------
                                   Name: Kevin K. Kilpatrick
                                   Title:   General Partner


                          KMK FAMILY, LTD.
                          BY AND THROUGH ITS GENERAL PARTNER,
                          TIMOTHY S. KILPATRICK



                          By:      /s/  Timothy S. Kilpatrick
                                   ---------------------------------------------
                                   Name: Timothy S. Kilpatrick
                                   Title:   General Partner


                          KILPATRICK VENTURES, LTD.
                          BY AND THROUGH ITS GENERAL PARTNER,
                          SHAMROCK INVESTMENTS, L.L.C.



                          By:      /s/  TIMOTHY S. KILPATRICK
                                   ---------------------------------------------
                                   Name: Timothy S. Kilpatrick
                                   Title:   Vice President

                                     ANNEX I

                                   DEFINITIONS

                  The following terms used in the Agreement shall have the respective meanings set forth below.

                  "15-DAY PERIOD" has the meaning set forth in SECTION
4.1(b)(ii).

                  "7-ELEVEN ASSIGNMENT" means the assignment of the License Agreement dated September 9, 1999, among 7-Eleven, Inc., the Company and KVL.

                  "ACCOUNTANTS' DETERMINATION" has the meaning set forth in
SECTION 4.1(b)(ii).

                  "ACCOUNTANTS' EARNOUT DETERMINATION" has the meaning set forth in SECTION 4.3(b)(ii).

                  "ACQUISITION SUB" has the meaning set forth in the caption.

                  "ACTUAL CAPX AMOUNT" has the meaning set forth in SECTION 4.2(a).

                  "ADDITIONAL CONSIDERATION" has the meaning set forth in
SECTION 3.1(a).

                  "AFFILIATE" means, with respect to any Person, (i) a director, officer or stockholder of such Person, (ii) a spouse, parent, sibling or descendant of such Person (or spouse, parent, sibling or descendant of any director or executive officer of such Person), and (iii) any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

                  "AGREEMENT" has the meaning set forth in the Preamble.

                  "ARBITRATING ACCOUNTANTS" has the meaning set forth in SECTION 4.1(b)(ii).

                  "BERRY PLASTICS" means Berry Plastics Corporation, a wholly owned subsidiary of the Purchaser.

                  "BEST KNOWLEDGE" of any Person shall mean and include (i) actual knowledge and (ii) that knowledge which a prudent businessperson could have obtained in the management of his business affairs after making due inquiry and exercising due diligence which a prudent businessperson should have made or exercised, as applicable, with respect thereto. In connection therewith, the knowledge (both actual and constructive) of Timothy Kilpatrick, Kevin Kilpatrick, Kenneth Hankamer, Nola Killabrew, Barbara O'Hair and Michelle Cleveland shall be imputed to be the knowledge of the Company.

                  "BUSINESS DAY" means any day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are not required to be open.

                  "CAPITAL LEASE OBLIGATIONS" has the meaning set forth in
SECTION 3.1(a).

                  "CAPX AMOUNT" has the meaning set forth in SECTION 4.2(b).

                  "CAPX EXCESS AMOUNT" has the meaning set forth in SECTION 4.2(b)(i).

                  "CAPX SHORTFALL AMOUNT" has the meaning set forth in SECTION 4.2(b)(ii).

                  "CAPX STATEMENT" has the meaning set forth in SECTION 4.2(b).

                  "CAPX TARGET" has the meaning set forth in SECTION 4.2(b)(i).

                  "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

                  "CERTIFICATE OF DESIGNATION" shall have the meaning set forth in SECTION 2.8(b)(iii).

                  "CERTIFICATES OF MERGER" has the meaning set forth in the Preamble.

                  "CHANGE OF CONTROL AMOUNT" has the meaning set forth in
SECTION 3.1(a).

                  "CLOSING CASH CONSIDERATION" has the meaning set forth in
SECTION 3.1(a).

                  "CLOSING CONSIDERATION" has the meaning set forth in SECTION 3.1(a).

                  "CLOSING DATE" has the meaning set forth in SECTION 2.7.

                  "CLOSING STOCK CONSIDERATION" has the meaning set forth in
SECTION 3.1(a).

                  "CLOSING" has the meaning set forth in SECTION 2.7.

                  "COBRA" has the meaning set forth in SECTION 6.16(b)(viii).

                  "CODE" means the Internal Revenue Code of 1986, as amended.

                  "COMMON STOCK" has the meaning set forth in SECTION 6.3.

                  "COMPANY COMMON STOCK" has the meaning set forth in the Preamble.

                  "COMPANY" has the meaning set forth in the caption.

                  "COMPENSATION AMOUNT" has the meaning set forth in SECTION
3.1.

                  "CONFIDENTIAL INFORMATION" means Intellectual Property Rights of the Company and all information of a proprietary or confidential nature relating to the Company or the Subject Business, excluding any information that
(i) as of the Closing Date, is in the public domain, (ii) after the Closing Date enters the public domain through no wrongful action or inaction on the part of any Shareholder, and (iii) is communicated to a Shareholder by a third party under no duty of secrecy or confidentiality to any Person.

                  "CONSTITUENT CORPORATIONS" has the meaning set forth in
SECTION 2.1.

                  "CONTRACT" means any written or oral loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, purchase order or other agreement, instrument, permit, concession, franchise or license.

                  "CONTROL" means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                  "CORPORATE RIGHTS" has the meaning set forth in SECTION 2.3.

                  "DELAWARE CERTIFICATE OF MERGER" has the meaning set forth in the Preamble.

                  "DELAWARE STATUTE" has the meaning set forth in the Preamble.

                  "DISCLOSURE LETTER" has the meaning set forth in SECTION 5.1.

                  "EFFECTIVE TIME" has the meaning set forth in SECTION 2.2.

                  "EMPLOYEE BENEFIT PLAN" means any (a) qualified or non-qualified Employee Pension Benefit Plan (including any MULTIPLE EMPLOYER PLANS (as defined in Section 413 of the code) or MULTI-EMPLOYER PLANS (as defined in Section 3(37) of ERISA)), (b) Employee Welfare Benefit Plan, or (c) employee benefit, fringe benefit, bonus plan or other plan, program or arrangement, whether or not subject to ERISA and whether or not funded.

                  "EMPLOYEE PENSION BENEFIT PLAN" shall have the meaning set forth in SECTION 3(2) of ERISA.

                  "EMPLOYEE PLANS" has the meaning set forth in SECTION 6.16(a).

                  "EMPLOYEE WELFARE BENEFIT PLAN" shall have the meaning set forth in SECTION 3(1) of ERISA.

                  "EMPLOYMENT AGREEMENTS" means each of the Employment Agreements to be dated as of the Closing Date between Berry Plastics and Timothy
S. Kilpatrick and Kevin K. Kilpatrick substantially in the form of EXHIBIT E attached hereto.

                  "ENCUMBRANCES" means and includes security interests, mortgages, liens, pledges, charges, easements, reservations, restrictions, clouds, equities, rights of way, options, rights of first refusal and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money.

                  "ENVIRONMENTAL, HEALTH AND SAFETY LAWS" means all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, as such of the foregoing are enacted or in effect, prior to, on, or after the Closing Date.

                  "ERISA AFFILIATE" means, with respect to any Person, any entity that is a member of a "controlled group of corporations" with, or is under "common control" with, or is a member of the same "affiliated service group" with such Person as defined in Section 414(b), 414(c) or 414(m) of the Code.

                  "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

                  "FINAL DETERMINATION DATE" has the meaning set forth in
SECTION 4.1(b)(iii).

                  "FINAL NET WORKING CAPITAL STATEMENT" has the meaning set forth in SECTION 4.1(a).

                  "FINAL NET WORKING CAPITAL" has the meaning set forth in
SECTION 4.1(a).

                  "FINANCIAL STATEMENTS" has the meaning set forth in SECTION 6.5(a).

                  "FUNDAMENTAL DOCUMENTS" means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the "FUNDAMENTAL DOCUMENTS" of a corporation would be its certificate of incorporation and by-laws.

                  "FUNDED INDEBTEDNESS" has the meaning set forth in SECTION 3.1(a).

                  "GAAP" has the meaning set forth in SECTION 4.1(a).

                  "GOVERNMENTAL ENTITY" means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, Federal, state or local.

                  "GUARANTY" has the meaning set forth in SECTION 3.1(a).

                  "HAZARDOUS MATERIALS" means any chemicals, materials or substances with respect to which any Liability or standards of conduct may be imposed pursuant to any Environmental, Health and Safety Law).

                  "HIPAA" has the meaning set forth in SECTION 6.16(b)(viii).

                  "INDEBTEDNESS DOCUMENTS" has the meaning set forth in SECTION 6.5(c).

                  "INDEMNIFIED PERSONS" means the Purchaser Group, the Company, or the Shareholders, as the case may be.

                  "INDEMNIFYING PERSONS" means the Purchaser, Acquisition Sub, the Shareholders or the Shareholder Group, as the case may be.

                  "INTELLECTUAL PROPERTY RIGHTS" means all industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, know-how, trade secrets, proprietary processes and formulae, confidential information, franchises, licenses, inventions, instructions, marketing materials, trade dress, logos and designs and all documentation and media constituting, describing or relating to the foregoing, including, without limitation, manuals, memoranda and records.

                  "INTER-COMPANY ACCOUNTS" has the meaning set forth in SECTION 6.19.

                  "INVENTION ASSIGNMENT AGREEMENTS" means, collectively, the Invention Assignment Agreement to be dated as of the Closing Date between Berry Plastics and each of Timothy Kilpatrick and Kevin Kilpatrick.

                  "JOINDER AGREEMENT" means the Joinder Agreement to the Stockholders Agreement dated as of June 18, 1996 among the Purchaser and the other parties thereto to be delivered by the Shareholders.

                  "KVL" means Kilpatrick Ventures, Ltd.

                  "LATEST BALANCE SHEET DATE" has the meaning set forth in
SECTION 6.5(a).

                  "LATEST BALANCE SHEET" has the meaning set forth in SECTION 6.5(a).

                  "LAW" means any law, statute, treaty, rule, directive or regulation or Order of any Governmental Entity.

                  "LEASE AMENDMENT" means the First Amendment to Lease Agreement to be entered into between KVL and the Surviving Corporation, in the form attached hereto as EXHIBIT F.

                  "LEASED PROPERTY" has the meaning set forth in SECTION
6.10(a).

                  "LIABILITY" means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

                  "LIQUIDATION PREFERENCE" of a share of Purchaser Preferred Stock has the meaning set forth in the Certificate of Designation.

                  "LOSSES" means any and all losses, claims, shortages, damages, liabilities, expenses (including reasonable attorneys' and accountants' and other professionals' fees), assessments, Tax deficiencies and Taxes incurred in connection with the receipt of indemnification payments (including interest or penalties thereon) arising from or in connection with any such matter that is the subject of indemnification under SECTION 9.1.

                  "MATERIAL ADVERSE CHANGE" means, with respect to any Person, any material adverse change in the business, operations, assets (including levels of working capital and components thereof), condition (financial or otherwise), operating results, Liabilities, employee relations or business prospects of such Person or any material casualty loss or damage to the assets of such Person, whether or not covered by insurance.

                  "MATERIAL ADVERSE EFFECT" on any Person means a material adverse effect on the business, operations, assets (including levels of working capital and components thereof), condition (financial or otherwise), operating results, Liabilities, employee relations or business prospects of such Person.

                  "MAXIMUM CONSIDERATION" has the meaning set forth in SECTION 3.1(a).

                  "MERGER SHARES" has the meaning set forth SECTION 3.1(a).

                  "MERGER" has the meaning set forth in the Preamble.

                  "NAMES" has the meaning set forth in SECTION 11.3.

                  "NET SALES STATEMENT" has the meaning set forth in SECTION 4.3(a).

                  "NET WORKING CAPITAL TARGET" has the meaning set forth in
SECTION 4.1(c)(i).

                  "NON-COMPETE PERIOD" has the meaning set forth in SECTION 11.2(a).

                  "NOTICE OF ADJUSTMENT" has the meaning set forth in SECTION 4.1(b)(i).

                  "OBJECTION NOTICE" has the meaning set forth in SECTION 4.1(b)(ii).

                  "ORDERS" means judgments, writs, decrees, compliance agreements, injunctions or orders of any Governmental Entity or arbitrator.

                  "OVERPAYMENT AMOUNT" has the meaning set forth in SECTION 4.1(c)(ii).

                  "OWNED REAL PROPERTY" has the meaning set forth in SECTION 6.10(a).

                  "PER SHARE ADDITIONAL AMOUNT" has the meaning set forth in
SECTION 3.1(a).

                  "PER SHARE CLOSING AMOUNT" has the meaning set forth in
SECTION 3.1(a).

                  "PER SHARE PURCHASER STOCK NUMBER" has the meaning set forth in SECTION 3.1(a).

                  "PERMITS" means all permits, licenses, authorizations, registrations, franchises, approvals, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Entities.

                  "PERMITTED ENCUMBRANCES" means (i) Encumbrances for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which there are adequate reserves on the books, (ii) workers or unemployment compensation liens arising in the ordinary course of business; and
(iii) mechanic's, materialman's, supplier's, vendor's or similar liens arising in the ordinary course of business securing amounts that are not delinquent.

                  "PERSON" shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

                  "POTENTIAL TRANSACTION" has the meaning set forth in SECTION 8.8(a).

                  "PRE-CLOSING TAXES" means (i) all Taxes and liability to pay Taxes for any taxable period that ends on or prior to the Closing Date, (ii) for taxable periods that begin before and end after the Closing Date (A) all Taxes and liability to pay Taxes based on the net or gross income of the Company that was earned on or accrued prior to the Closing Date based on a closing of the Company's books on the Closing Date and (B) for all other Taxes, the total amount of such Taxes for the applicable taxable period multiplied by a fraction, the numerator of which is the number of days of such period before and including the Closing Date, and the denominator of which is the total number of days in such period and (iii) all expenses associated with the Taxes and liability to pay Taxes described in (i) and (ii) above.

                  "PROCEEDINGS" means actions, suits, claims, investigations or legal or administrative or arbitration proceedings.

                  "PROPORTIONATE PERCENTAGE" has the meaning set forth in
SECTION 3.1(a).

                  "PURCHASER GROUP" means the Purchaser, Acquisition Sub and, following the Closing, the Surviving Corporation, and each of their respective successors and assigns, officers, directors, employees, representatives and Affiliates, other than any Shareholder and any Person who is an officer or employee of the Company prior to the Effective Time.

                  "PURCHASER PREFERRED STOCK" has the meaning set forth in
SECTION 3.1(a).

                  "PURCHASER" has the meaning set forth in the caption.

                  "REAL PROPERTY" has the meaning set forth in SECTION 6.10(a).

                  "RELATED DOCUMENTS" means any and all other agreements entered into on the Closing Date in connection with the transactions contemplated hereby.

                  "RELEASED PERSONS" has the meaning set forth in SECTION
8.9(a).

                  "REQUISITE RIGHTS" has the meaning set forth in SECTION
6.11(a).

                  "RESTRICTED TERRITORY" has the meaning set forth in SECTION 11.2(a).

                  "SEC DOCUMENTS" has the meaning set forth in SECTION 7.4.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                  "SETTLEMENT AGREEMENT" has the meaning set forth in SECTION 4.1(b)(ii).

                  "SHARE NUMBER" has the meaning set forth in SECTION 3.1(a).

                  "SHAREHOLDER GROUP" means, collectively, the Shareholders and their respective successors and assigns, heirs, administrators and estate.

                  "SHAREHOLDER MATERIALS" has the meaning set forth in SECTION 2.6(b).

                  "SHAREHOLDERS' EXPENSES" has the meaning set forth in SECTION 3.1(a).

                  "SHAREHOLDERS" has the meaning set forth in the caption.

                  "STUB PERIOD EXCHANGE AGREEMENT" means the Stub Period Exchange Agreement to be dated as of the Closing Date among the Purchaser and the Shareholders.

                  "SUBJECT BUSINESS" has the meaning set forth in the preamble.

                  "SURVIVAL DATE" has the meaning set forth in SECTION 10.5.

                  "SURVIVING CORPORATION" has the meaning set forth in SECTION 2.1.

                  "TAX REPRESENTATION" has the meaning set forth in SECTION 11.7(c).

                  "TAX RETURNS" means Federal, state, local and foreign tax returns, reports, statements, declarations of estimated tax and forms.

                  "TAX" means any of the Taxes.

                  "TAXES" means, with respect to any entity, (i) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such entity (if any) and (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of (A) being a "transferee" (within the meaning of Section 6901 of the Code or any other applicable law) of another entity, (B) being a member of an affiliated or combined group or (C) any contractual obligation.

                  "TEXAS ARTICLES OF MERGER" has the meaning set forth in the Preamble.

                  "TEXAS STATUTE" has the meaning set forth in the Preamble.

                  "THIRD-PARTY CLAIM" has the meaning set forth in SECTION 10.4.

                  "THIRD-PARTY PAYMENTS" has the meaning set forth in SECTION 3.1(a).

                  "TRANSACTION EXPENSES" has the meaning set forth in SECTION 11.1.

                  "TRANSITION PERIOD" has the meaning set forth in SECTION 8.1.

                  "UNDERPAYMENT AMOUNT" has the meaning set forth in SECTION 4.1(c)(i).

                          ANNEX, SCHEDULES AND EXHIBITS

Annex I                  Definitions

SCHEDULES TO THE DISCLOSURE LETTER

Schedule 3.1            -       Shareholders' Expenses
Schedule 5.1            -       Title to Merger Shares
Schedule 6.1            -       Organization; Good Standing; Qualification
Schedule 6.2            -       Equity Interests
Schedule 6.4            -       Authority; Noncontravention; Consents
Schedule 6.5            -       Financial Statements; Funded Indebtedness
Schedule 6.6            -       Absence of Undisclosed Liabilities
Schedule 6.7            -       Absence of Changes
Schedule 6.8            -       Tax Matters
Schedule 6.9            -       Title to Assets; Properties and Rights
Schedule 6.10           -       Real Property - Owned and Leased
Schedule 6.11           -       Intellectual Property
Schedule 6.12(a)        -       Agreements
Schedule 6.12(b)        -       No Defaults
Schedule 6.12(c)        -       Purchase Orders
Schedule 6.13           -       Litigation, Etc.
Schedule 6.14           -       Compliance; Governmental Authorization
Schedule 6.15           -       Labor Relations; Employees
Schedule 6.16(a)        -       Employee Benefit Plans
Schedule 6.16(b)        -       ERISA Compliance
Schedule 6.17           -       Environmental Matters
Schedule 6.18           -       Brokers
Schedule 6.19           -       Related Transactions
Schedule 6.20           -       Accounts and Notes Receivable
Schedule 6.21           -       Accounts and Notes Payable
Schedule 6.22           -       Inventories
Schedule 6.25           -       Insurance
Schedule 6.26           -       Books and Records
Schedule 7.2            -       Authority; Noncontravention; Consents
Schedule 7.3            -       Capital Stock
Schedule 7.4            -       SEC Documents
Schedule 10.7           -       Purchaser Preferred Stock
Schedule 11.5           -       Termination of Affiliate Transactions

Schedule I              -       Shareholders

EXHIBITS

Exhibit A     Certificate of Merger

Exhibit B     Form of Certificate of Designation

Exhibit C     Form of Opinion of the Counsel to the Company and the Shareholders

Exhibit D     Form of Opinion of Counsel to the Purchaser and Acquisition Sub

Exhibit E     Form of Employment Agreement

Exhibit F     Form of Lease Amendment

                                    Exhibit A



                              Certificate of Merger

                                    Exhibit B



                       Form of Certificate of Designation

                                    Exhibit C



       Form of Opinion of the Counsel to the Company and the Shareholders

                                    Exhibit D



         Form of Opinion of Counsel to the Purchaser and Acquisition Sub

                                    Exhibit E



                          Form of Employment Agreement

                                    Exhibit F



                             Form of Lease Amendment